Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180604

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 18, 2012)

Warrants to Purchase Up to 30,000 Shares of Common Stock

FNB United Corp. (“FNB”) is distributing, at no charge, to holders of its common stock, no par value per share (the “Common Stock”), non-transferable warrants to purchase shares of Common Stock at a price of $16.00 per share in this warrant offering (the “Warrant Offering” and each warrant, a “Warrant”).

The Warrant will entitle you to purchase a number of shares of Common Stock at an exercise price of $16.00 per share equal to (x) the number of shares of Common Stock you held as of 5:00 p.m., Eastern Time, on October 20, 2011 (the “Record Date,” and each holder of our Common Stock as of the Record Date, an “Eligible Shareholder”), divided by (y) 400 (which is equivalent to holding four shares after giving effect to the 100-for-1 reverse stock split effected on October 31, 2011), with any fractions being rounded up to the next whole share. The Warrants will expire at 5:00 p.m., Eastern Time, on July 27, 2012. For additional details regarding the exercise of warrants and the purchase of Common Stock, please see “Questions and Answers Relating to the Warrant Offering” in this prospectus supplement.

Registrar and Transfer Company is our warrant agent for the Warrant Offering.

Our Common Stock is traded on the NASDAQ Capital Market under the symbol “FNBN.” On June 13, 2012, the closing price for our Common Stock was $13.24 per share. Warrants will not be listed for trading on the NASDAQ Capital Market or any other stock exchange or market.

Investing in our Common Stock involves a high degree of risk. Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” on page S-15 of this prospectus supplement, and in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of FNB United Corp., and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or FDIC, the Deposit Insurance Fund, or any other governmental agency or instrumentality.

	Per Share	Total*
Warrant exercise price per share	$16.00	$480,000
Estimated expenses	—	$35,000
Proceeds, before expenses, to FNB United Corp.	$16.00	$480,000

(*)	Assumes the issuance of Warrants to purchase up to 30,000 shares of Common Stock. Delivery of the shares of Common Stock will be made as soon as practicable after receipt of funds. Proceeds may be less than this amount if not all warrant holders elect to exercise their Warrant and purchase shares of Common Stock.

The date of this prospectus supplement is June 18, 2012.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus is in two parts. The first part is this prospectus supplement, which describes the specific terms on which we are offering warrants to purchase shares of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement; provided, that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement in accordance with Rule 412 under the Securities Act of 1933, or the Securities Act.

Unless the context otherwise requires, the terms “Company,” “FNB,” “we,” “us,” or “our” refer to FNB United Corp. and its consolidated subsidiaries on a combined basis. References in this prospectus supplement to “U.S. dollars,” “U.S. $,” or “$” are to the currency of the United States of America.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus, as modified and superseded pursuant to Rule 412 under the Securities Act. Neither we nor the warrant agent has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell shares of our common stock in any jurisdiction where the offer or sale is not permitted.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the warrants to purchase common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus that we authorized to be delivered to you is only accurate as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. We are not making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we authorized to be delivered to you when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of the accompanying prospectus entitled “Where You Can Find More Information.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus supplement incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus supplement or the accompanying prospectus. As the SEC allows, incorporated documents are considered part of this prospectus supplement and the accompanying prospectus, and we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 30, 2012, as amended on April 11, 2012;

•	our Proxy Statement for the 2012 Annual Meeting of Shareholders, filed with the SEC on April 30, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 15, 2012;

•	our Current Reports on Form 8-K filed with the SEC on May 24, 2012 and June 1, 2012; and

•

the description of our Common Stock contained in our Registration Statement on Form S-1 filed on November 18, 2011, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents to the extent they have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until this offering has been completed. These additional documents will be deemed to be incorporated by reference, and to be part of, this prospectus from the date of their filing.

On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated in this prospectus supplement, the accompanying prospectus or in any further prospectus supplement by reference, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference. Requests may be made by contacting:

FNB United Corp.

Attention: Pam Cranford, Investor Relations

150 South Fayetteville Street

Asheboro, NC 27203

(336) 626-8300

InvestorRelations@myyesbank.com

Our filings are available on our website, http://www.myyesbank.com. Information contained in or linked to our website is not a part of this prospectus.

You should rely only upon the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

We make statements in this prospectus and the documents incorporated herein by reference, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other financial, business or strategic matters regarding or affecting FNB that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” These statements are not historical facts, but instead represent our current expectations, plans or forecasts and are based on the beliefs and assumptions of management and the information available to management at the time that these disclosures were prepared.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements and future results could differ materially from our historical performance. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” and in other sections of (i) our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, (ii) our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus, or (iii) any prospectus supplement to this prospectus. See “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

The following factors, among others, could cause our future results to differ materially from the plans, objectives, goals, expectations, anticipations, estimates and intentions expressed in the forward-looking statements:

The following factors, among others, could cause our future results to differ materially from the plans, objectives, goals, expectations, anticipations, estimates and intentions expressed in the forward-looking statements:

•	our ability to satisfy our capital needs in the future or to satisfy changing regulatory requirements;

•	the requirements and prohibitions under regulatory orders imposed on us;

•	our ability to effectively work out our non-performing assets or recommence profitable lending operations;

•	loss of any member of our new senior management team, or our inability to attract and retain skilled people;

•	our ability to successfully integrate the operations of Bank of Granite Corporation, or Granite, and Bank of Granite into our operations;

•	the limited market for our capital stock;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, the shape of the yield curve and interest rate sensitivity;

•	a prolonged period of low interest rates;

•	economic conditions within the relatively small region in which we operate;

•	our ability to use net operating loss carryforwards to reduce future tax payments;

•	continued decline in the value of our other real estate owned, or OREO;

•	increased competitive pressures in the banking industry or in our geographic markets;

•	continued deterioration in the housing markets and reduced demand for mortgages;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, or the Federal Reserve;

•

legislation and regulation affecting the financial services industry, including our company, such as the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act;

•	changes in accounting principles and standards;

•	adverse changes in financial performance or condition of FNB’s borrowers, which could affect repayment of such borrowers’ outstanding loans;

•	containing costs and expenses;

•	increasing price and product/service competition by competitors;

•	rapid technological development and changes;

•	the effect of any mergers, acquisitions or other transactions to which we or our subsidiaries may from time to time be a party;

•	our failure of assumptions underlying the establishment of our allowance for loan losses; and

•	our success at managing the risks involved in the foregoing.

QUESTIONS AND ANSWERS RELATING TO THE WARRANT OFFERING

The following are examples of what we anticipate will be common questions about the offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the offering and provide additional information about us and our business, including potential risks related to the offering, the shares of our Common Stock offered hereby and our business.

What is the Warrant Offering?

We are distributing, at no charge, to holders of shares of our Common Stock, non-transferable Warrants to purchase shares of our Common Stock at a price of $16.00 per share. You will receive a Warrant if you owned Common Stock as of 5:00 p.m., Eastern Time, on October 20, 2011, the Record Date. The Warrant will entitle you to purchase a number of shares of Common Stock equal to (x) the number of shares of Common Stock you held as of the Record Date, divided by (y) 400 (which is equivalent to holding four shares after giving effect to the 100-for-1 reverse stock split effected on October 31, 2011), with any fractions being rounded up to the next whole share.

You may choose to exercise your Warrant, in whole or in part, or you may choose not to exercise the Warrant at all.

Will fractional shares be issued upon exercise of the Warrants?

No. The number of shares of Common Stock which may be purchased upon the exercise of a Warrant will be determined by dividing the number of shares held by the warrantholder as of the Record Date by 400 (which is equivalent to holding four shares after giving effect to the 100-for-1 reverse stock split effected on October 31, 2011) and rounding up to the nearest whole number. No fractional shares will be issued upon exercise of the Warrants.

Why are we conducting the Warrant Offering?

On October 21, 2011, as part of our recapitalization, or the Recapitalization, and in connection with our acquisition of Granite, we completed a capital raise of $310 million in a private placement, or the Private Placement, at a price of $0.16 per share (the per-share price prior to the effect of the one-for-one hundred reverse stock split effected by FNB on October 31, 2011, or the Reverse Stock Split), with investments from (1) affiliates of each of The Carlyle Group, or Carlyle, and Oak Hill Capital Partners, or Oak Hill Capital (together, the Anchor Investors), pursuant to investment agreements with each of the Anchor Investors, or together, the Investment Agreements, and (2) various other investors, including certain of our directors and officers, or the Additional Investors and, together with the Anchor Investors, the Investors, pursuant to subscription agreements with each of such Additional Investors, or the Subscription Agreements.

Under the terms of the Investment Agreements, we are required to conduct the Warrant Offering as soon as practicable following the Recapitalization and after January 1, 2012. The Board of Directors determined that conducting the offering now is consistent with the terms of the Investment Agreements.

How was the exercise price of the Warrants determined?

Under the terms of the Investment Agreements, the Warrants will entitle the holders thereof to purchase Common Stock at the same price at which the Investors purchased Common Stock in the Private Placement. The Investors in the Private Placement purchased Common Stock at a price of $16.00 per share, after giving effect to the Reverse Stock Split. The exercise price under the Warrants is therefore $16.00 per share.

The exercise price does not bear any relationship to any other established criteria for value. You should not consider the exercise price as an indication of value of FNB or the Common Stock. You should not assume or expect that, after the Warrant Offering, our shares of Common Stock will trade at or above the exercise price in any given time period. The market price for our Common Stock as of the date of this prospectus is and may remain an amount below the exercise price, and if you purchase shares at the exercise price, you may not be able to sell the underlying shares of our Common Stock in the future at the same price or a higher price. You should obtain a current quote for our Common Stock before exercising the Warrants and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the Warrant Offering.

Am I required to exercise the Warrants I receive in the Warrant Offering?

No. You may exercise your Warrant in whole or in part, or you may choose not to exercise your Warrant at all. If you do not exercise your Warrant, the number of shares of our Common Stock you own will not change as a result of the Warrant Offering. However, if you choose not to exercise your Warrant but other warrantholders exercise their Warrants, your ownership interest in FNB will be slightly diluted relative to the ownership interests of the exercising warrantholders, and your voting and other rights in FNB will likewise be diluted.

How soon must I act to exercise my Warrant?

If you received a Warrant and elect to exercise any or all of your rights to purchase Common Stock, the warrant agent must receive your completed and signed notice of exercise and payment, including final clearance of any uncertified check, before the Warrant expires on July 27, 2012, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the expiration of the Warrant by which you must provide it with your instructions to exercise your Warrant.

Although we will make reasonable attempts to provide this prospectus to our shareholders, the Warrants and all rights thereunder to purchase Common Stock will expire at the expiration time, whether or not we have been able to locate each person entitled to receive Warrants.

May I transfer my Warrants?

No. You may not sell, transfer or assign your Warrants to anyone. Warrants will not be listed for trading on the NASDAQ Capital Market or any other stock exchange or market. The notice of exercise for a Warrant may be completed only by the shareholder who receives the Warrant.

Has the Board of Directors made a recommendation to shareholders regarding the Warrant Offering?

No. Our Board of Directors is not making a recommendation regarding your exercise of the Warrants, although our Board of Directors has determined that conducting the Warrant Offering is consistent with the terms of the Investment Agreements with our Anchor Investors. Shareholders who exercise their Warrants will incur investment risk on new money invested. We cannot predict the price at which our shares of Common Stock will trade after the offering. The market price for our Common Stock as of the date of this prospectus is and may remain an amount below the exercise price, and if you purchase shares at the exercise price, you may not be able to sell the underlying shares of our Common Stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the Warrant Offering and the information contained in, or incorporated by reference into, this prospects See “Risk Factors” on page S-15 for a discussion of some of the risks involved in investing in the Common Stock.

Will our directors and executive officers participate in the Warrant Offering?

As a result of the Recapitalization and the Merger, and the election of a substantially new Board of Directors and appointment of a new executive management team, only two current directors were shareholders as of the

Record Date. There remain officers of CommunityOne Bank that were shareholders as of the Record Date. Such directors and officers are entitled to participate in the Warrant Offering on the same terms and conditions applicable to all shareholders. We do not know whether these directors and officers will participate in the Warrant Offering, and they are not required to do so.

How do I exercise my Warrant if I own shares in certificate form?

If you hold a Common Stock certificate and you wish to exercise the Warrant, you must deliver a properly completed and signed notice of exercise, together with payment of the purchase price, to the warrant agent before 5:00 p.m., Eastern Time, on July 27, 2012. If you send an uncertified check, payment will not be deemed to have been delivered to the warrant agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the notice of exercise. Do not deliver documents to FNB. You are solely responsible for completing delivery to the warrant agent of your notice of exercise and payment of the purchase price. You should allow sufficient time for delivery of these materials to the warrant agent so that the warrant agent receives them by 5:00 p.m., Eastern Time, on July 27, 2012.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Warrant to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares.

What should I do if I want to participate in the Warrant Offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of Common Stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the Warrant on your behalf. If you wish to purchase Common Stock through the Warrant Offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish an earlier deadline before the expiration date of the Warrant.

What form of payment is required to purchase the Common Stock?

As described in the instructions accompanying the Warrant, payments submitted to the warrant agent must be made in U.S. currency, by one of the following three methods:

•	by an uncertified check drawn upon a U.S. bank payable to “Registrar and Transfer Company as warrant offering agent for various holders”;

•

a certified check drawn upon CommunityOne Bank, N.A. or the Bank of Granite only (certified checks from other banks will not be accepted) payable to “Registrar and Transfer Company as warrant offering agent for various holders”; or

•

by wire transfer of immediately available funds at the following account: ABA No. 031-201-360, further credit to Account No. 276-053-5977 at TD Bank, 6000 Atrium Way, Mt. Laurel, NJ. 08054, with an account name of “Registrar and Transfer Company as warrant offering agent for various holders.” Any wire transfer should clearly indicate the identity of the warrantholder who is paying the exercise price by wire transfer.

We will waive any fees assessed by either CommunityOne Bank or Bank of Granite associated with wire transfers initiated from either bank or in connection with obtaining a certified check from either bank. We will also waive any fees associated with obtaining a medallion signature guarantee from either bank, to the extent any such guarantees are necessary in connection with the exercise of the Warrants.

Payments will be deemed to have been received upon (i) clearance of any uncertified check, or (ii) receipt of collected funds in the account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, warrantholders who wish to pay the exercise price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date.

If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

When will I receive my new shares?

If you purchase Common Stock by exercising a Warrant, you will receive your new shares as soon as practicable following the completion of the offering. Your new shares will be issued in book-entry form unless you specifically request otherwise.

After I send in my payment and notice of exercise to the warrant agent, may I cancel my exercise of the Warrant?

No. All exercises of Warrants are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Warrant. You should not exercise your Warrant unless you are certain that you wish to purchase shares at the exercise price of $16.00 per share.

What effects will the offering have on our outstanding Common Stock?

As a result of the Warrant Offering, up to an additional 30,000 shares, approximately, of our Common Stock may be issued and outstanding after the closing of the Warrant Offering, assuming all of the Warrants issued in the Warrant Offering are exercised. As a result of the Warrant Offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their Warrants, if any, will be slightly diluted.

How much will FNB receive from the offering and how will such proceeds be used?

We estimate that the net proceeds to us from the Warrant Offering, after deducting estimated offering expenses, would be approximately $445,000 (assuming that each holder of Warrants elects to exercise their warrant and purchase shares of Common Stock). We intend to use the net proceeds from the offering to make capital contributions to our subsidiary banks and for other general corporate purposes.

Are there risks in exercising my Warrant?

Yes. The exercise of your Warrant involves risks. Exercising your Warrant involves the purchase of additional shares of Common Stock. You should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page S-15 of this Prospectus and in the documents incorporated by reference into this prospectus.

If the Warrant Offering is not completed, will my purchase price be refunded to me?

Yes. The warrant agent will hold all funds it receives in a segregated bank account until completion of the offering. If we do not complete the offering, all payments received by the warrant agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive your purchase price because the warrant agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares in the Warrant Offering?

We are not charging any fee or sales commission to issue Warrants to you or to issue shares to you if you exercise your Warrant. If you exercise your Warrant through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising the Warrant?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of Warrants. You should consult your tax advisor as to your particular tax consequences resulting from the Warrant Offering. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences” on page S-34.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your notice of exercise and purchase price payment to that record holder. If you are the record holder, then you should send your notice of exercise and purchase price payment by mail, express mail, hand delivery or overnight courier to:

Registrar and Transfer Company

Attn. Reorg/Exchange Department

10 Commerce Drive

Cranford, NJ 07016

Telephone Number for Confirmation:

(800) 368-5948 (toll free)

Telephone Number for Information:

(800) 368-5948 (toll free)

Email Address for Information:

info@rtco.com

You or your nominee, if applicable, are solely responsible for completing delivery to the warrant agent of your notice of exercise and purchase price payment. You should allow sufficient time for delivery of these materials to the warrant agent and clearance of payment before the expiration of the Warrant at 5:00 p.m., Eastern Time, on July 27, 2012.

Who should I contact if I have other questions?

If you have any questions regarding FNB, the Warrant Offering, completing a notice of exercise or submitting payment upon exercise of a Warrant, please contact Pam Cranford of our Investor Relations area by phone at (336) 626-8300 or email at InvestorRelations@myyesbank.com.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights material information contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement before making your investment decision.

FNB UNITED CORP.

Company Overview

We are a bank holding company with two bank subsidiaries: CommunityOne Bank, N.A., or CommunityOne, a national banking association headquartered in Asheboro, North Carolina and, through Granite, Bank of Granite, a state chartered bank headquartered in Granite Falls, North Carolina. As of March 31, 2012, CommunityOne had 45 branches, $892.9 million in loans and $1.44 billion in deposits, and Bank of Granite had 18 branches, $352.9 million in loans and $682.4 million in deposits.

Through our bank subsidiaries, we offer a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, investment management and trust services, to individual and business customers through operations located in Alamance, Alexander, Ashe, Burke, Caldwell, Catawba, Chatham, Gaston, Guilford, Iredell, Mecklenburg, Montgomery, Moore, Orange, Randolph, Richmond, Rowan, Scotland, Watauga and Wilkes counties in North Carolina. CommunityOne owns three subsidiaries: Dover Mortgage Company, or Dover; First National Investor Services, Inc.; and Premier Investment Services, Inc., or Premier. Dover previously engaged in the business of originating, underwriting and closing mortgage loans for sale in the secondary market. Dover ceased operations in the first quarter of 2011 and filed for Chapter 11 bankruptcy on February 15, 2012. First National Investor Services, Inc. holds deeds of trust for CommunityOne. Premier is inactive. Through Granite, we also own Granite Mortgage, Inc., which ceased mortgage operations in 2009 and filed for Chapter 11 bankruptcy on February 15, 2012. FNB also owns FNB United Statutory Trust I, FNB United Statutory Trust II, and Catawba Valley Capital Trust II, which were formed to facilitate the issuance of trust preferred securities.

Recent Developments

The Recapitalization

On October 21, 2011, we completed the following transactions as part of our Recapitalization, in connection with the acquisition of Granite:

•

a capital raise of $310 million in the Private Placement at a price of $16.00 per share (the per-share price taking into effect the Reverse Stock Split), with investments from (1) the Anchor Investors, pursuant to the Investment Agreements and (2) the Additional Investors, pursuant to the Subscription Agreements;

•

concurrently with the Private Placement, (1) the exchange of 51,500 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A par value $10.00 per share and liquidation preference $1,000 per share, held by the United States Department of the Treasury, or Treasury, and all accrued and unpaid dividends thereon, for an aggregate of 1,085,554 shares of our Common Stock, pursuant to an agreement between FNB and Treasury, and (2) the amendment of the warrant, or the Amended TARP Warrant, issued to Treasury to purchase 22,072 shares of our Common Stock at an exercise price of $16.00 per share (these transactions together, the TARP Exchange); and

•

the settlement by CommunityOne of the $2.5 million aggregate principal amount of subordinated debt outstanding and held by SunTrust Bank for cash in the amount equal to the sum of 35% of the principal amount thereof plus 100% of the unpaid and accrued interest thereon as of the closing date, and the repurchase by CommunityOne from SunTrust Bank of the shares of nonvoting, nonconvertible, nonredeemable cumulative preferred stock of CommunityOne held by SunTrust Bank and having an aggregate liquidation preference of $12.5 million for cash in an amount equal to the sum of 25% of the aggregate liquidation value.

The Merger and Reverse Stock Split

In connection with the Recapitalization, on October 21, 2011, we consummated the acquisition of Granite. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of April 26, 2011 (as amended, the Merger Agreement), by and among FNB, Gamma Merger Corporation, a Delaware corporation and a wholly owned subsidiary of FNB, or Merger Sub, and Granite, Merger Sub merged with and into Granite, with Granite continuing as the surviving corporation and as a wholly owned subsidiary of FNB. This transaction is referred to in this prospectus as the Merger.

Upon the closing of the Merger, each outstanding share of Granite common stock, par value $1.00 per share, other than shares held by FNB, Granite or any of their respective wholly owned subsidiaries and other than shares owned in a fiduciary capacity or as a result of debts previously contracted, was converted, on a pre-reverse stock split basis, into the right to receive 3.375 shares of FNB’s Common Stock. As a result of the Merger and as a result of the Reverse Stock Split, FNB issued approximately 521,595 shares of its Common Stock to Granite stockholders, in the aggregate.

On October 31, 2011, we affected a one-for-one hundred reverse stock split, or the Reverse Stock Split, of our common stock, for which shareholder approval was obtained on October 19, 2011. The Reverse Stock Split was effective as of the close of business on October 31, 2011 in accordance with the filing of Articles of Amendment to our Articles of Incorporation with the Secretary of State of North Carolina.

New Board of Directors and Executive Officers

Immediately following the consummation of the Recapitalization and the Merger, nine members of the Board of Directors resigned. H. Ray McKenney, Jr. and R. Reynolds Neely, Jr. remained on the Board of Directors following the Recapitalization and Merger. Boyd C. Wilson, Jr., formerly a director of Granite Corp.; John Bresnan, a Managing Director of Carlyle; Scott B. Kauffman, a Principal of Oak Hill Capital, Brian E. Simpson, Robert L. Reid, Austin A. Adams, Jerry R. Licari, J. Chandler Martin and Louis A. “Jerry” Schmitt were appointed to the Board of Directors. Each of the newly appointed directors will serve until their election at the next appropriate annual meeting of shareholders and until any of their successors are duly elected and qualified, or until each such individual’s earlier death, resignation or removal.

Additionally, we appointed the following individuals as the executive officers of FNB upon the completion of the Recapitalization and the Merger: Brian E. Simpson, Chief Executive Officer; Robert L. Reid, President; and David L. Nielsen, Chief Financial Officer. Additionally, our new senior management team includes David C. Lavoie as Chief Risk Officer, Gregory P. Murphy as Chief Workout Officer, and Angus M. McBryde III as Treasurer.

Russell 3000 and Global Indexes

We expect to be added to the Russell 3000 Index and the Russell Global Index as of June 22, 2012. The Russell 3000 Index measures the performance of the largest 3000 U.S. companies representing approximately 98% of the investable U.S. equity market. The Russell Global Index measures the performance of the global equity market based on all investable equity securities. The Russell Global Index includes approximately 10,000 securities in 48 countries and covers 98% of the investable global market.

At-The-Market Offering

On May 18, 2012, we entered into a Sales Agent Agreement with Sandler O’Neill + Partners, L.P. to sell up to 2,000,000 shares of our Common Stock from time to time through an at-the-market equity offering program, under which Sandler O’Neill + Partners, L.P. will act as the placement agent, or the Agent. FBR Capital Markets & Co. has assumed the responsibilities of acting as a “qualified independent underwriter” within the meaning of FINRA Rule 5121 in connection with the at-the-market offering. Shares may be offered and sold through the Agent in negotiated transactions or transactions that are deemed to be at-the-market offerings as defined in Rule 415 of the Securities Act, including sales made by means of ordinary brokers’ transactions, including on the NASDAQ Capital Market, at market prices or as otherwise agreed to with the Agent. Further information regarding the at-the-market offering may be found in the prospectus supplement that we filed with the SEC on May 21, 2012.

Corporate Information

Our Common Stock is traded on the NASDAQ Capital Market under the ticker symbol “FNBN.” Our principal executive offices are located at 150 South Fayetteville Street, Asheboro, North Carolina, 27203 and our telephone number is (336) 626-8300. Our internet address is http://www.myyesbank.com. The information contained on our web site is not part of this prospectus.

The Offering

Securities Offered	We are distributing at no charge to each record holder of at least 400 shares of our Common Stock as of 5:00 p.m., Eastern Time, on the Record Date of October 20, 2011, one non-transferable warrant. Each warrantholder will have the right to purchase from us a number of shares of Common Stock equal to (x) the number of shares of Common Stock you held as of the Record Date, divided by (y) 400 (which is equivalent to holding four shares after giving effect to the Reverse Stock Split effected on October 31, 2011), with any fractions being rounded up to the next whole share.

Exercise Price	The exercise price of each Warrant is $16.00 per share of Common Stock, which is the same price per share for Common Stock paid by the Investors in connection with the Recapitalization, after adjusting for the Reverse Stock Split.

No Fractional Shares	The number of shares of Common Stock which may be purchased upon the exercise of a Warrant will be determined by dividing the number of shares held by the warrantholder as of the Record Date by 400 and rounding up to the nearest whole number. No fractional shares will be issued upon exercise of the Warrants.

Record Date	October 20, 2011

Expiration Time	The Warrants will expire at 5:00 p.m., Eastern Time, on July 27, 2012.

Shares Outstanding	As of June 12, 2012, we had 21,293,064 shares of Common Stock outstanding. Assuming the issuance of 30,000 shares of Common Stock issuable upon exercise of the Warrants, we would have 21,263,064 shares outstanding.

Use of Proceeds	Our gross proceeds from the offering will be approximately $480,000 (before offering expenses), which amount assumes that each warrant holder participates in the offering and purchase all of the shares such holder is entitled to purchase. We intend to use the net proceeds from the offering to make capital contributions to our subsidiary banks and for other general corporate purposes. Please see “Use of Proceeds” on page S-27.

Procedure for Exercising Warrants	To exercise your Warrant, you must take the following steps:

If you are a registered holder of Common Stock, you must deliver payment and a properly completed notice of exercise to the warrant agent before July 27, 2012, at 5:00 p.m., Eastern Time.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, your broker, dealer, custodian bank or other nominee must exercise your Warrant on your behalf and deliver all documents and payments before July 27, 2012, at 5:00 p.m., Eastern Time.

Non-Transferability of Warrants	The Warrants may not be sold, transferred or assigned to anyone else and will not be listed for trading on the NASDAQ Capital Market or any other stock exchange or market.

No Revocation	All exercises of Warrants are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Warrant. You should not exercise your Warrant unless you are certain that you wish to purchase additional shares of Common Stock at an exercise price of $16.00 per share.

No Board Recommendation	Our Board of Directors is not making any recommendation regarding your exercise of the Warrant. You are urged to make your decision based on your own assessment of our business and the Warrant Offering. Please see “Risk Factors” on page S-15 for a discussion of some of the risks involved in investing in our Common Stock.

Warrant Agent	Registrar and Transfer Company

Dividend Policy	All dividends on the Common Stock have been suspended.

Market for Common Stock	Our Common Stock is currently traded on the NASDAQ Capital Market under the symbol “FNBN.”

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks described in this prospectus supplement and the accompanying prospectus and the other information in this prospectus supplement and the accompanying prospectus. If any of these risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our Common Stock could decline, and you could lose all or part of your investment.

Risks Related to our Business Strategy and our Industry

The proceeds received from the Recapitalization may not be sufficient to satisfy our capital and liquidity needs in the future or to satisfy changing regulatory requirements, and we may need to raise additional capital that may not be available on terms acceptable to us.

Proceeds from the Recapitalization have been used to strengthen the capital base of CommunityOne and Bank of Granite. Despite this increase in the capital base, however, if economic conditions continue to be difficult or worsen or fail to improve in a timely manner, or if our operations or financial condition continue to deteriorate or fail to improve, particularly in the residential and commercial real estate markets in which we operate, we may need to raise additional capital. Factors affecting whether additional capital would be required include, among others, additional provisions for loan and lease losses and loan charge-offs, additional write-downs in the carrying value of our OREO, changing requirements of regulators and other risks discussed in this “Risk Factors” section. In addition, neither CommunityOne nor Bank of Granite is currently in compliance with the leverage capital requirement of its respective Order and may be required by the regulators to raise additional capital. We may have to raise additional capital and there can be no assurance that we would be able to do so in the amounts required and in a timely manner, on terms acceptable to us, or at all. Furthermore, any additional capital raised may be significantly dilutive to existing shareholders and may result in the issuance of securities that have rights, preferences and privileges that are senior to our common stock.

We have incurred significant losses and no assurance can be given that we will be profitable in the near term, or at all.

We have incurred significant losses over the past few years, including net losses to common shareholders of approximately $10.9 million for the quarter ended March 31, 2012, $92.7 million for the year ended December 31, 2011, $135.1 million for the year ended December 31, 2010, and $104.6 million for the year ended December 31, 2009. A significant portion of the losses is due to credit costs, including a significant provision for loan losses and significant write-downs in the carrying value of our OREO. Although we have taken a number of steps to reduce our credit exposure, at March 31, 2012, we still had $209.7 million in nonperforming assets, including nonaccrual loans and OREO, and it is possible that we will continue to incur elevated credit costs over the near term, which would adversely affect our overall financial performance and results of operations. No assurance can be given that we will return to profitability in the near term or at all.

We are subject to a number of requirements and prohibitions under the regulatory orders imposed on us, and no assurance can be given as to whether or when such orders will be lifted.

CommunityOne has been subject to the CommunityOne Order by the Office of the Comptroller of the Currency, or the OCC, dated July 22, 2010, which requires it to improve its capital position, asset quality, liquidity and management oversight, among other matters. CommunityOne also is required to achieve and maintain Tier 1 capital at least equal to 9% of adjusted total assets and total capital at least equal to 12% of risk-weighted assets. In addition, the CommunityOne Order requires CommunityOne to, among other things, review and revise various policies and procedures, including those associated with concentration management, the allowance for loan losses, or ALL, liquidity management, criticized assets, loan review and credit. Bank of Granite also has been subject to the Granite Order by the FDIC and the North Carolina Commission of Banks, or

NCCOB, dated August 17, 2009, which required Bank of Granite, among other things, to meet and maintain a Tier 1 capital ratio of 8% of total assets and a total risked based capital ratio of 12% of total risk-weighted assets, and to improve its asset quality, liquidity, board and management oversight.

In addition, we are subject to a Written Agreement with the Federal Reserve Bank of Richmond, or FRBR, dated October 21, 2010. Among other matters, the Written Agreement provides that unless we receive the consent of the FRBR, we cannot: (i) pay dividends; (ii) receive dividends or payments representing a reduction in capital from CommunityOne; (iii) make any payments on subordinated debentures or trust preferred securities; (iv) incur, increase or guarantee any debt; or (v) purchase or redeem any shares of our stock. The Written Agreement requires that the Board of Directors fully utilize our financial and managerial resources to ensure that CommunityOne complies with the Community One Order. We are also required to submit to the FRBR an acceptable capital plan and annual cash flow projections. The Written Agreement has been interpreted to also impose the same obligations on us with respect to Bank of Granite.

Although completion of the Merger and the Recapitalization on October 21, 2011 resulted in us being able to increase the banks’ capital initially to comply with the minimum capital requirements set forth in their respective Orders, neither bank currently is in compliance with the leverage capital requirement contained in its respective Order, and these Orders will remain in effect until the appropriate regulatory agency releases the banks from its requirements. Similarly, although we believe that completion of the Recapitalization resulted in us being in substantial compliance with the Written Agreement with the FRBR, the Written Agreement will remain in effect until the FRBR releases us from its requirements. Any material failure to comply with the provisions of the Orders or the Written Agreement could result in further enforcement actions by the OCC, the FDIC, the NCCOB or the FRBR.

We may not be able to effectively work out our nonperforming assets or recommence profitable lending operations, which may adversely affect our results of operations and financial condition.

During 2011, CommunityOne sought to reduce problem assets through loan sales to third-party buyers, workouts, restructurings and foreclosures. Bank of Granite is now undertaking similar actions to reduce its problem assets. When we receive a signed contract for the sale of a loan, the loan is marked down to the contract price less associated selling costs and transferred to loans held for sale. Such marking down to market may ultimately result in a loss to CommunityOne or Granite, as the case may be. After the Recapitalization and Merger, CommunityOne and Bank of Granite recommenced lending operations. Any decrease in the value of the underlying collateral in any loans made, or in borrowers’ performance or financial condition, whether or not due to economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition. There can be no assurance that we will not experience further increases in nonperforming loans in the future, or that the workout of our current nonperforming assets will not result in further losses in the future. A further downturn in the market areas we serve could increase our credit risk associated with our loan portfolio, as it could have a material adverse effect on both the ability of borrowers to repay loans as well as the value of the real property or other property held as collateral for such loans. Additionally, if we are unable to improve our credit and lending process to minimize our nonperforming loans and reduce credit risk through improved loan approval and monitoring procedures, our business and results of operations could be adversely affected.

The amounts recognized as identifiable net assets as a result of the application of acquisition method accounting to the acquisition of Granite may be revised based on additional information received for up to one year, which may adversely affect our regulatory capital position.

We have accounted for the Merger with Granite as a business combination under the acquisition method of accounting. As a result, we have recognized in our financial statements the identifiable net assets acquired and an amount of goodwill (representing the difference between the purchase price and the identifiable net assets).

During the measurement period, the amount of identifiable net assets recognized is subject to further adjustment to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. Generally accepted accounting principles, or GAAP, require that the measurement period cannot exceed one year from the acquisition date. Accordingly, there are no assurances that new information received during the measurement period will not result in material changes to the identifiable net assets recognized. If changes are required to be made to the identifiable net assets recognized, then there may be more goodwill generated from the transaction, which may adversely affect our regulatory capital ratios.

Our decisions regarding credit risk could be incorrect, and our allowance for loan losses may be inadequate, which may adversely affect our financial condition and results of operations.

Our largest source of revenue is interest payments on loans made to customers of CommunityOne and Bank of Granite, respectively. Borrowers may not repay their loans according to the terms of those loans, and the collateral securing the payment of the loans may not be sufficient to assure repayment. We may experience significant loan losses, which could have a material adverse effect on our operating results. Management makes various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of the borrowers and the value of the real estate, which is obtained from independent appraisers, and other assets serving as collateral for the repayment of the loans.

We maintain an ALL that we consider adequate to absorb losses inherent in the loan portfolio based on our assessment of all available information. In determining the size of the allowance, we rely on an analysis of the loan portfolio based on, among other things, historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions, both local and national. If management’s assumptions are wrong, the ALL may not be sufficient to cover actual loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in the loan portfolio. Additionally, continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside management’s control, may require an increase in the ALL. Material additions to the allowance would materially decrease our net income.

Banking regulators periodically review our ALL and may require us to increase the allowance or recognize further loan charge-offs based on judgments different from those of management. Any increase in the ALL or loan charge-offs as required by regulatory authorities could have adverse effects on our operating results and financial condition.

The loss of any member of the new senior management may adversely affect us.

Upon the completion of the Recapitalization and the Merger, we appointed new executive management. We have assembled a senior management team that has substantial background and experience in banking and financial services in the markets we serve. We rely heavily on the experience and expertise of our new senior management to resolve problems and deploy new capital to achieve sustainable profitability and satisfactory capital levels. Loss of these key personnel could negatively impact our earnings because of their skills, customer relationships and/or the potential difficulty of promptly replacing them.

We may have difficulties integrating Granite and Bank of Granite’s operations into our operations or may fail to realize the anticipated benefits of the Merger.

The Merger involves the integration of two companies that have previously operated independently of each other. Successful integration of Granite and Bank of Granite’s operations will depend primarily on our ability to consolidate their operations, systems and procedures into ours and to eliminate redundancies and costs. This process is complex, costly and time-consuming and requires significant attention from senior management, potentially diverting attention from other important aspects of our business plan. We may not be able to integrate the operations without encountering difficulties including, without limitation:

•	the loss of key employees and customers;

•	possible inconsistencies in standards, control procedures and policies; and

•	unexpected problems with costs, operations, personnel, technology or credit.

In addition, the integration may be delayed or not undertaken due to bank regulatory agency concerns. Failure to successfully integrate the operations of Granite and Bank of Granite could harm our business, results of operations and cash flows.

Subsequent resales of shares of our common stock in the public market and future purchases of shares of our common stock may cause the market price of our common stock to fall.

We issued a large number of shares of our common stock to the Investors in the Recapitalization, to the stockholders of Granite in the Merger and to the Treasury in the TARP Exchange. We have an effective registration statement that allows the Treasury and certain of the Investors listed in that registration statement to sell their shares of our common stock. Carlyle and Oak Hill Capital will have certain registration rights with respect to the shares of our common stock held by them following a nine-month lock-up period that commenced on October 21, 2011 and will expire on July 21, 2012. The registration rights for Carlyle and Oak Hill Capital will allow them to sell their shares of our common stock without compliance with the volume and manner of sale limitations under Rule 144 promulgated under the Securities Act. The market value of our common stock could decline as a result of sales by the Investors from time to time of a substantial amount of the shares of our common stock held by them. In addition, pursuant to the terms of the Recapitalization, we are required to offer warrants to purchase shares of our common stock to our shareholders as of the day immediately preceding the closing of the Merger at a purchase price per share (after taking into account the Reverse Stock Split) of $16.00. The exercise of any of these warrants may have a dilutive effect on you and our other shareholders, and negative impact on the market value of our common stock, or both. As a result of this offering, we are also required to offer the investors in the Recapitalization the opportunity to exercise their preemptive rights. If any of these investors exercise their preemptive rights, it may have a dilutive effect on you and our other shareholders, a negative impact on the market value of our common stock, or both.

Carlyle and Oak Hill Capital are substantial holders of our common stock.

Each of Carlyle and Oak Hill Capital hold approximately 23% of the outstanding shares of our common stock, and each has a representative on our Board of Directors, and on the boards of directors of each of CommunityOne and Granite. In addition, each of Carlyle and Oak Hill Capital has preemptive rights to maintain their percentage ownership of our common stock in the event of certain issuances of securities by us. Although each of Carlyle and Oak Hill Capital entered into certain passivity and non-affiliation commitments with the Federal Reserve Board in connection with obtaining approval of its proposed investment in us, in pursuing their economic interests, Carlyle and Oak Hill Capital may have interests that are different from the interests of our other shareholders. Additionally, the concentration of ownership by Carlyle and Oak Hill Capital means that they will also exert considerable, ongoing influence over matters subject to shareholder approval, including the election of directors and significant corporate transactions, such as a merger, sale of assets or other business combination or sale of our business. This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other shareholders.

We may suffer substantial losses due to our agreements to indemnify investors in the Recapitalization against a broad range of potential claims.

In the Investment Agreements with each of Carlyle and Oak Hill Capital and in the Subscription Agreements with the Additional Investors, we agreed to indemnify the Investors for a broad range of claims, including losses resulting from the inaccuracy or breach of our representations or warranties in such agreements and our breach of the performance of our covenants contained in such agreements. While these indemnities are subject to various limitations, if claims were successfully brought against us, it could potentially result in significant losses for us.

Our ability to use net operating loss carryforwards to reduce future tax payments may be limited or restricted or may not exist at all.

We have generated significant net operating losses, or NOLs, as a result of our recent losses. We are generally able to carry NOLs forward to reduce taxable income in future years. However, the ability to utilize the NOLs is subject to the rules of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation’s common stock or are otherwise treated as 5% shareholders under Section 382 and U.S. Treasury regulations promulgated thereunder because of an increase of their aggregate percentage ownership of that corporation’s stock by more than 50 percentage points over the lowest percentage of the stock owned by these shareholders over a rolling three-year period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. This annual limitation is generally equal to the product of the value of the corporation’s stock on the date of the ownership change, multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.

We do not believe that the Recapitalization, the Merger, the TARP Exchange or the Warrant Offering caused or will cause an “ownership change” within the meaning of Section 382. In addition, to reduce the likelihood that future transactions in shares of our common stock will result in an ownership change, on April 15, 2011, we adopted a Tax Benefits Preservation Plan, which provides an economic disincentive for any person or group to become an owner, for relevant tax purposes, of 4.99% or more of our common stock. However, we cannot ensure that our ability to use our NOLs to offset income will not become limited in the future. As a result, we could pay taxes earlier and in larger amounts than would be the case if our NOLs were available to reduce our federal income taxes without restriction.

We face significant operational risk.

We are exposed to many types of operational risk, including reputational risk, legal and compliance risk. Operational risk includes the risk of fraud or theft by employees or persons outside FNB, unauthorized transactions by employees or operational errors, including clerical or recordkeeping errors or those resulting from faulty or disabled computer or telecommunications systems, and breaches of the internal control system and compliance requirements. Negative public opinion can result from our actual or alleged conduct in a variety of areas, including lending practices, corporate governance and acquisitions and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect our ability to attract and retain customers and can expose us to litigation and regulatory action. Operational risk also includes potential legal actions that could arise from an operational deficiency or as a result of noncompliance with applicable regulatory standards.

Because the nature of the banking business involves a high volume of transactions, certain errors may be repeated or compounded before they are found and corrected. Our reliance upon automated systems to record and process transactions may further increase the risk that technical flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect. We may also be subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control (e.g., computer viruses or electrical or telecommunications outages), which may give rise to disruption of service to customers and to financial loss or liability. We are further exposed to the risk that our external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their employees as we are) and to the risk that our or our vendor’s business continuity and data security systems prove to be inadequate.

Our ability to pay dividends is limited, leaving appreciation in the value of our common stock as the sole opportunity for returns on investment.

The holders of our common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available for the payment of dividends. Our ability to pay dividends to its shareholders has been dependent upon the amount of dividends CommunityOne may pay to us. Statutory and regulatory limitations are imposed on the payment of dividends by CommunityOne and Bank of Granite to us, as well as by us to our shareholders. Specifically, under the terms of the CommunityOne Order with the OCC, CommunityOne is generally prohibited from paying any dividends or making any capital distributions. A similar restriction is in place for Bank of Granite under the Granite Order with the FDIC. In addition, under applicable law, CommunityOne must obtain the prior approval of the OCC to pay dividends if the total of all dividends declared by CommunityOne in any calendar year will exceed the sum of its net income for that year and its retained net income for the preceding calendar years, less certain transfers. Bank of Granite may not pay dividends under North Carolina law unless its capital surplus is at least 50% of its paid-in capital. Our Written Agreement with the FRBR prohibits us from declaring or paying any dividends without the prior written approval of the FRBR and the Federal Reserve’s Director of Supervision and Regulation. The Written Agreement further prohibits us from taking any dividends or any other form of payment representing a reduction in capital from either bank without the prior written approval of the FRBR.

We elected in April 2010 to defer further interest payments on each of the series of junior subordinated debt securities relating to the trust preferred securities of FNB United Statutory Trust I, FNB United Statutory Trust II, and Catawba Valley Capital Trust II. These interest payments were brought current in order to consummate the Recapitalization, but are again being deferred. We have the right under each indenture for the junior subordinated debt securities to defer interest payments for up to 20 consecutive calendar quarters. The deferral provisions for these securities were intended to provide us with a measure of financial flexibility during times of financial stress due to market conditions, such as the current state of the financial and real estate markets. As a result of our election to exercise our contractual right to defer interest payments on our junior subordinated debt securities, we will also be unable to pay dividends on our common stock until such time as we are current on interest payments on the junior subordinated debt securities.

We are vulnerable to the economic conditions within the relatively small region in which we operate.

Our overall success will depend on the general economic conditions within our market area, which extends from the central and southern Piedmont and Sandhills of North Carolina to the mountains of western North Carolina. The economic downturn in this fairly small geographic region has negatively affected our customers and has adversely affected our results of operations. For example, high levels of unemployment and depressed real estate values have weakened the economy of the region and depressed the earnings and financial condition of each of us and Granite prior to the Merger.

Since 2009, the North Carolina economic environment has been adverse for many households and businesses. These conditions may not improve in the near term. The continuation of these conditions could further adversely affect the credit quality of our loans, the value of collateral securing loans to borrowers, the value of our investment securities and our overall results of operations and financial condition. Until the economic conditions within our geographic footprint improve, our business, financial condition and results of operations could be adversely affected.

Weaknesses in the markets for residential or commercial real estate could reduce our net income and profitability.

Real estate lending (including commercial, construction, land development and residential) is and will continue to be a large portion of CommunityOne’s and Bank of Granite’s combined loan portfolio. These categories constitute $1.1 billion, or approximately 89.4%, of the banks’ total loan portfolio as of December 31, 2011. These categories are generally affected by changes in economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax and other laws and acts of nature. Further downturns in real estate values in the markets in which we originate, purchase and service mortgage and other loans could hurt our business because these loans are secured by real estate. The softening of the real estate market beginning in 2009 and through 2011 has adversely affected our net income. Further declines in real estate values would diminish our ability to recover on defaulted loans by selling real estate collateral, making it more likely that we would suffer additional losses on defaulted loans. Additionally, a decrease in asset quality could require additions to allowance for loan losses through increased provisions for loan losses, which would negatively impact our future earnings. If there are further declines in the market, they will adversely affect our future earnings.

Increases in FDIC insurance premiums may adversely affect our net income and profitability.

We are subject to the deposit insurance premiums set by the FDIC. The Dodd-Frank Act imposes additional assessments and costs with respect to our deposit insurance. Regulatory changes and any future increases or required prepayments of FDIC insurance premiums may adversely affect our earnings and financial condition. If there are additional bank or financial institution failures, or if the cost of resolving prior failures exceeds expectations, we may be required to pay even higher FDIC premiums than the recently increased levels. Furthermore, under FDIC regulations, because of the recent capital positions of CommunityOne and Bank of Granite, each institution’s assessment rates have increased from historical levels.

We may experience significant competition in our market area, which may adversely affect our business.

The commercial banking industry within our market area is extremely competitive. In addition, we compete with other providers of financial services, such as savings associations and savings banks, credit unions, insurance companies, consumer finance companies, brokerage firms, the mutual funds industry and commercial finance and leasing companies, some of which are subject to less extensive regulation than us with respect to the products and services they provide. Our larger competitors include large interstate financial holding companies that are among the largest in the nation and are headquartered in North Carolina. These companies have a significant presence in our market area, have greater resources than we do and may offer products and services that we do not offer. These institutions also may be able to offer the same products and services at more competitive rates and prices.

We also compete with a variety of institutions outside of our market area that also offer online banking services. Online competitors could result in the loss of fee income, as well as the loss of customer deposits. In addition, changes in consumer spending and saving habits could adversely affect our operations, and we may be unable to timely develop competitive new products and services in response to these changes.

Changes in interest rates may have an adverse effect on our profitability.

Our earnings and financial condition depend to a large degree upon net interest income, which is the difference between interest earned from loans and investments and interest paid on deposits and borrowings. The narrowing of the margin between interest rates earned on loans and investments and the interest rates paid on deposits and borrowings could adversely affect our earnings and financial condition. We can neither predict with certainty nor control changes in interest rates. These changes can occur at any time and are affected by many factors, including national, regional and local economic conditions, competitive pressures and monetary policies of the Federal Reserve. We have ongoing policies and procedures designed to manage the risks associated with changes in market interest rates. Notwithstanding these policies and procedures, changes in interest rates may have an adverse effect on our financial results.

The downgrade of the U.S. government’s sovereign credit rating, any related rating agency action in the future, the ongoing debt crisis in Europe and the downgrade of the sovereign credit ratings for several European nations could negatively impact our business, financial condition and results of operations.

In November 2011, a Congressional committee that was formed to achieve $1.2 trillion in deficit reduction measures announced that it had failed to achieve its stated purpose by the deadline imposed by Congress. Standard & Poor’s Rating Services, which had downgraded the U.S. government’s AAA sovereign credit rating to AA+ with a negative outlook in August 2011, affirmed its AA+ rating following the announcement. Moody’s Investors Services, which changed its U.S. government rating outlook to negative in August 2011, also reaffirmed its rating following the Congressional committee’s announcement. After the announcement Fitch Ratings stated that the failure of the committee to reach an agreement would likely cause it to change its outlook on U.S. government debt to negative. Fitch also stated that a downgrade of the U.S. sovereign credit rating would occur without a credible plan in place by 2013 to reduce the U.S. government deficit. The impact of any additional downgrades to the U.S. government’s sovereign credit rating by any of these rating agencies, as well as the perceived creditworthiness of U.S. government-related obligations, is unpredictable and could adversely affect the U.S. and global financial markets and economic conditions and have a material adverse effect on our business, financial condition and results of operations.

In addition, certain European nations continue to experience varying degrees of financial stress. Despite various assistance packages, worries about European financial institutions and sovereign finances persist. In January 2012, Standard & Poor’s downgraded the credit ratings of France, Italy and seven other European nations in part as a result of the failure of leaders to address systemic stresses in the Euro Zone. Market concerns over the direct and indirect exposure of European banks and insurers to these European Union nations and each other have resulted in a widening of credit spreads and increased costs of funding for some European financial institutions. In addition, ongoing concerns about the political crisis in Greece and Greece’s ability to meet the requirements of its debt obligations has had and will likely continue to have a negative impact on global financial markets, including the equity and debt markets in the U.S. Risks related to the European economic crisis have had, and are likely to continue to have, a negative impact on global economic activity and the financial markets. As these conditions persist, our financial condition and results of operations could be materially adversely affected.

The TARP Exchange Agreement imposes restrictions and obligations limiting our ability to access the equity capital markets.

In connection with the Recapitalization, Treasury exchanged all of the preferred stock we had issued to Treasury under the Capital Purchase Program, or CPP, for shares of our common stock, and we amended the terms of the Warrant issued to Treasury. After February 13, 2012, the consent of Treasury is no longer required for us to, among other things, increase quarterly common stock dividends beyond $0.10 per share or effect repurchases of common stock or other equity or capital securities. However, Treasury retains certain “piggyback” registration rights with respect to the shares of our common stock that give it priority to sell the shares it holds in any offering of securities by us. If Treasury exercises its piggyback registration rights in the future, it may have an adverse effect on our ability to raise capital or a negative impact in the market value of our common stock.

Our business could suffer if we fail to attract and retain skilled people.

Our success depends, in large part, on our ability to attract and retain competent, experienced people. As a result of our participation in the CPP, and continuing until such time as Treasury is no longer a holder of our common stock, we are required under applicable federal law to meet certain standards for executive compensation. Furthermore, our financial condition and results of operations caused our Board of Directors to freeze salaries in 2008 and therefore to become subject to regulatory restrictions on our ability to make certain payments to employees. The imposition of these compensation limits, in addition to other competitive pressures, may have an adverse effect on our ability to attract and retain skilled personnel, resulting in our not being able to hire or retain the best people. The loss of key personnel could have an adverse effect on our future results of operations.

The implementation of the Dodd-Frank Act may result in lower revenues and higher costs.

The Dodd-Frank Act includes, among other things, the establishment of strengthened capital and prudential standards for banks and bank holding companies; new limits on interchange fees on debit card transactions; enhanced regulation of financial markets, including derivatives and securitization markets; the elimination of certain trading activities from banks; a permanent increase of the FDIC deposit insurance to $250,000; the elimination of the prohibition on paying interest on demand deposits; the creation of a Financial Stability Oversight Council to identify emerging systemic risks and improve interagency cooperation; implementation of risk retention rules for loans (excluding qualified residential mortgages) that are sold by a bank; and the creation of the Consumer Financial Protection Bureau, or the CFPB, which is authorized to promulgate and enforce consumer protection regulations relating to consumer financial products and services.

A number of provisions of the law, which was enacted in 2010, remain to be implemented through the rulemaking process at various regulatory agencies. We are unable to predict what the final form of these rules will be when implemented by the respective agencies, but our management believes that certain aspects of the new law, including, without limitation, the additional cost of higher deposit insurance and the costs of compliance with disclosure and reporting requirements that may be issued by the CFPB, could have a significant impact on our business, financial condition and results of operations.

Changes in laws and regulations and the regulatory environment could have a material adverse effect on us, including our subsidiaries CommunityOne and Granite.

We are extensively regulated under federal and state banking laws and regulations that are intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole. In addition, we are subject to changes in federal and state laws and regulations, and governmental economic and monetary policies. We cannot predict whether any of these changes may adversely and materially affect us. The current regulatory environment for financial institutions, particularly with the enactment of the Dodd-Frank Act, entails significant potential increases in compliance requirements and associated costs, including those related to consumer credit, with a focus on mortgage lending. Federal and state banking regulators also possess broad powers to take supervisory actions as they deem appropriate. These actions may result in higher capital requirements, higher insurance premiums and limitations on our activities that could have a material adverse effect on our business and profitability.

Market developments may adversely affect our industry, business and results of operations.

Significant declines in the housing market, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by many financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. During this time, we experienced significant challenges, our credit quality has deteriorated, and net income and results of operations have been adversely affected. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. Lack of available credit, a lack of confidence in the financial sector, increased volatility in the financial markets and/or reduced business activity could materially adversely affect our business, financial condition and results of operations.

Certain provisions of our articles of incorporation, bylaws and the Tax Benefits Preservation Plan may discourage takeovers.

Our articles of incorporation and bylaws contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by our Board of Directors. In particular, our articles of incorporation and bylaws:

•	classify our Board of Directors into three classes, so that shareholders elect only one-third of our Board of Directors each year;

•	permit our Board of Directors to issue, without shareholder approval unless otherwise required by law, voting preferred stock with such terms as our Board of Directors may determine; and

•

require the affirmative vote of the holders of at least 75% of our voting shares to approve major corporate transactions unless the transaction is approved by three-fourths of our “disinterested” directors.

In addition, we adopted a Tax Benefits Preservation Plan, which provides an economic disincentive for any one person or group to acquire more than 4.99% of our common stock and for any existing 4.99% shareholder to acquire more than a specific amount of additional shares.

Our reported financial results depend on management’s selection of accounting methods and certain assumptions and estimates.

Our accounting policies and methods are fundamental to the procedures by which we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with GAAP and reflect management’s judgment of the most appropriate manner to report our financial condition and results. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which may be reasonable under the circumstances, yet may result in us reporting materially different results than would have been reported under a different alternative.

Certain accounting policies are critical to presenting our financial condition and results. They require management to make difficult, subjective or complex judgments about matters that are uncertain. Materially different amounts could be reported under different conditions or using different assumptions or estimates. These critical accounting policies include: the ALL; the valuation of other real estate; the determination of fair value for financial instruments; business combinations; and the accounting for income taxes. Because of the uncertainty of estimates involved in these matters, we may be required to do one or more of the following: significantly increase the ALL or sustain credit losses that are significantly higher than the reserve provided or both; recognize significant impairment on its financial instruments and other intangible asset balances; or significantly increase its liabilities for taxes or pension and post retirement benefits.

Changes in accounting standards could materially affect our financial statements.

From time to time accounting standards setters change the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be hard to predict and can materially affect how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in changes to previously reported financial results, or a cumulative charge to retained earnings.

We rely on other companies to provide key components of our business infrastructure.

Third party vendors provide key components of our business infrastructure such as internet connections and network access. While we have selected these third party vendors carefully, we do not control their actions. Any problems caused by these third parties, including those which result from their failure to provide services for any reason or their poor performance of services, could adversely affect our ability to deliver products and services to our customers and otherwise to conduct our business. Replacing these third party vendors could also entail significant delay and expense.

We face systems failure risks as well as security risks, including “hacking” and “identity theft.”

The computer systems and network infrastructure used by us and others could be vulnerable to unforeseen problems. These problems may arise in our internal systems or the systems of our third-party vendors or both. Our operations are dependent upon our ability to protect computer equipment against damage from fire, power loss, or telecommunications failure. Any damage or failure that may cause an interruption in our operations could adversely affect our business and financial results. In addition, our computer systems and network infrastructure present security risks, and could be susceptible to hacking or identity theft.

Unpredictable catastrophic events could have a material adverse effect on us.

The occurrence of catastrophic events such as hurricanes, tropical storms, earthquakes, pandemic disease, windstorms, floods, severe winter weather (including snow, freezing rain, ice storms and blizzards), fires and other catastrophes could adversely affect our consolidated financial condition or results of operations. Unpredictable natural and other disasters could have an adverse effect on us in that such events could materially disrupt our operations or the ability or willingness of our customers to access the financial services we offer. The incidence and severity of catastrophes are inherently unpredictable. Although we carry insurance to mitigate our exposure to certain catastrophic events, these events could nevertheless reduce our earnings and cause volatility in our financial results for any fiscal quarter or year and have a material adverse effect on our financial condition or results of operations or both.

Risks Related to this Offering

The exercise price determined for the Warrant Offering is not an indication of the fair value of our Common Stock.

The exercise price is not related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our Common Stock to be offered in the Warrant Offering. As of the date of this prospectus, our shares of Common Stock have traded and may continue to trade at prices below the exercise price. You should not assume or expect that, after the Warrant Offering, our shares of Common Stock will trade at or above the exercise price in any given time period. If you purchase shares at the exercise price, you may not be able to sell the underlying shares of our Common Stock in the future at the same price or a higher price. You should obtain a current quote for our Common Stock before exercising the Warrants and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the Warrant Offering.

The Warrants are not transferable and there is no market for the Warrants.

You may not sell, give away or otherwise transfer your Warrants. Because the Warrants are non-transferable, there is no market or other means for you to directly realize any value associated with the Warrants. You must exercise the Warrant and acquire shares of our Common Stock to realize any potential value from your Warrant.

If you do not act promptly and follow the exercise instructions, your exercise of the Warrant will be rejected.

If you desire to exercise your Warrant to purchase shares in the Warrant Offering, you must act promptly to ensure that the warrant agent actually receives all required forms and payments before the expiration of the Warrant Offering at 5:00 p.m., Eastern Time, on, July 27, 2012. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the Warrant Offering expires. We are not responsible if your nominee fails to ensure that the warrant agent receives all required forms and payments before the Warrant Offering expires. If you fail to complete and sign the required exercise forms, send an incorrect payment amount, or otherwise fail to follow the exercise procedures that apply to the exercise of your Warrant before the Warrant Offering expires, the warrant agent will reject your exercise or accept it only to the extent of the payment received. Neither we nor our warrant agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect exercise form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a warrant exercise properly complies with the procedures.

You will not be able to sell the shares you buy in the Warrant Offering until your account is credited with the Common Stock or you receive your stock certificate.

If you purchase shares in the Warrant Offering by submitting an exercise notice and payment, unless you indicate otherwise, you will receive your shares in book-entry form as soon as practicable after the completion of the offering. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited with the shares of our Common Stock you purchased in the Warrant Offering as soon as practicable after the expiration of the Warrant Offering. Until your account is credited or you receive a stock certificate, you may not be able to sell your shares even though the Common Stock issued in the Warrant Offering will be listed for trading on the NASDAQ Capital Market. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting estimated expenses of this offering payable by us, will be approximately $445,000, which amount assumes that each warrant holder participates in the offering and purchases all of the shares such holder is entitled to purchase. We intend to use the net proceeds we receive from this offering for general corporate purposes. Our management will retain a certain amount of discretion in deciding how to allocate the net proceeds of this offering.

PLAN OF DISTRIBUTION

On or about June 18, 2012, we will distribute at no cost the Warrants and copies of this Prospectus to our shareholders of record as of 5:00 p.m., Eastern Time, on October 20, 2011. If you wish to exercise your Warrant, you must timely comply with the exercise procedures described in “The Warrant Offering—Method of Exercising Warrants” elsewhere in this Prospectus.

Each Warrant will entitle you to a right to purchase a number of shares of Common Stock at an exercise price of $16.00 per share equal to (x) the number of shares of Common Stock you held as the Record Date, divided by (y) 400 (which is equivalent to holding four shares after giving effect to the Reverse Stock Split effected on October 31, 2011), with any fractions being rounded up to the next whole share. You are not obligated to exercise the Warrant, and if you choose not to exercise the Warrant, it will automatically expire upon the expiration date of the offering and be of no further force and effect.

Fractional shares resulting from the exercise of the Warrants will be eliminated. The number of shares issuable upon exercise of your Warrant will be rounded up to the nearest whole share if the number of shares is not evenly divisible by 400.

The Warrant Offering to shareholders will terminate at 5:00 p.m., Eastern Time, on July 27, 2012. Funds received by us from shareholders in the Warrant Offering will be deposited with and held by our warrant agent in a noninterest bearing escrow account until the closing of the Warrant Offering.

We have agreed to pay the warrant agent customary fees plus certain expenses in connection with the Warrant Offering. We estimate that our total expenses in connection with the Warrant Offering will be $35,000.

THE WARRANT OFFERING

The Warrants

We are distributing, at no charge, to holders of shares of our Common Stock, non-transferable Warrants to purchase shares of our Common Stock at a price of $16.00 per share. You will receive a Warrant if you owned Common Stock as of 5:00 p.m., Eastern Time, on October 20, 2011, the Record Date. The Warrant will entitle you to purchase a number of shares of Common Stock equal to (x) the number of shares of Common Stock you held as of the Record Date, divided by (y) 400 (which is equivalent to holding four shares after giving effect to the Reverse Stock Split effected on October 31, 2011), with any fractions being rounded up to the next whole share. You may choose to exercise your Warrant, in whole or in part, or you may choose not to exercise the Warrant at all.

We will deliver certificates representing shares or credit the account of your record holder with shares of our Common Stock that you purchased upon exercise of your Warrant as soon as practicable after your exercise of the Warrant.

Method of Exercising Warrants

The exercise of the Warrants is irrevocable and may not be cancelled or modified. You may exercise your Warrant as follows:

Exercise by Registered Holders

If you hold a Common Stock certificate, the number of shares you may purchase pursuant to the Warrant is indicated on the enclosed Warrant. You may exercise the Warrant by properly completing and executing the notice of exercise and forwarding it, together with your full payment, to the warrant agent at the address given below under “—Warrant Agent,” to be received before 5:00 p.m., Eastern Time, July 27, 2012.

Exercise by Beneficial Owners

If you are a beneficial owner of shares of our Common Stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive Warrant. Instead, FNB will issue one Warrant to the nominee record holder for each share of Common Stock that you owned at the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to exercise the Warrant and follow the instructions provided by your nominee.

Payment Method

As described in the instructions accompanying the Warrant, payments submitted to the warrant agent must be made in U.S. currency, by one of the following three methods:

•	by an uncertified check drawn upon a U.S. bank payable to “Registrar and Transfer Company as warrant offering agent for various holders”;

•

a certified check drawn upon CommunityOne Bank, N.A. or the Bank of Granite only (certified checks from other banks will not be accepted) payable to “Registrar and Transfer Company as warrant offering agent for various holders”; or

•

by wire transfer of immediately available funds at the following account: ABA No. 031-201-360, further credit to Account No. 276-053-5977 at TD Bank, 6000 Atrium Way, Mt. Laurel, NJ. 08054, with an account name of “Registrar and Transfer Company as warrant offering agent for various holders.” Any wire transfer should clearly indicate the identity of the warrantholder who is paying the exercise price by wire transfer.

We will waive any fees assessed by either CommunityOne Bank or Bank of Granite associated with wire transfers initiated from either bank or in connection with obtaining a certified check from either bank. We will also waive any fees associated with obtaining a medallion signature guarantee from either bank, to the extent any such guarantees are necessary in connection with the exercise of the Warrants.

Payments will be deemed to have been received upon (i) clearance of any uncertified check, or (ii) receipt of collected funds in the Account designated above. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, warrantholders who wish to pay the exercise price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date.

You should read the instruction letter accompanying the Warrant carefully and strictly follow it. DO NOT SEND NOTICES OF EXERCISE OR PAYMENTS DIRECTLY TO US. We will not consider your Warrant exercised until the warrant agent has received delivery of a properly completed and duly executed notice of exercise and payment of the full purchase price. The risk of delivery of all documents and payments is borne by you or your nominee, not by the warrant agent or us.

The method of delivery of notices of exercise and payment of the purchase price to the warrant agent will be at the risk of the holders of Warrants. If sent by mail, we recommend that you send those notices of exercise and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the warrant agent and clearance of payment before the Warrant expires.

Missing or Incomplete Notices of Exercise or Payment

If you fail to complete and sign the required forms or otherwise fail to follow the procedures that apply to the exercise of your Warrant before the Warrant expires, the warrant agent will reject your exercise of the Warrant or accept it only to the extent of the payment received. Neither we nor our warrant agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect notice of exercise, nor are we under any obligation to correct such notices. We have the sole discretion to determine whether a warrant exercise properly complies with the required procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Warrant to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares. Any excess payments received by the warrant agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Warrant.

Expiration Time

The period during which you may exercise your Warrant expires at 5:00 p.m., Eastern Time, on, July 27, 2012. If you do not exercise your Warrant before that time, your Warrant will expire and will no longer be exercisable. You are not obligated to exercise the Warrant. We will not be required to issue shares to you if the warrant agent receives your notice of exercise or your payment after that time.

If you hold your shares of Common Stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the Warrant on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline before 5:00 p.m., Eastern Time on July 27, 2012, the expiration date that we have established for the Warrants.

Warrant Agent

The warrant agent for this offering is Registrar and Transfer Company. The notice of exercise and payment of the purchase price must be delivered to the warrant agent by one of the methods described below:

By Mail, Express Mail, Hand or Overnight Courier:

Registrar and Transfer Company

Attn. Reorg/Exchange Department

10 Commerce Drive

Cranford, NJ 07016

Telephone Number for Confirmation:

(800) 368-5948 (toll free)

Telephone Number for Information:

(800) 368-5948 (toll free)

Email Address for Information:

info@rtco.com

If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the warrant agent and clearance or payment before the Warrant expires. Do not send or deliver these materials to us.

If you deliver notices of exercise in a manner different from that described in this Prospectus, we may not honor the exercise of your Warrant.

Questions Regarding the Warrant Offering

If you have any questions regarding the Warrant Offering, completing a warrant exercise form or submitting payment to exercise a Warrant, please contact Pam Cranford of our Investor Relations area by phone at (336) 626-8300 or email at InvestorRelations@myyesbank.com.

No Fractional Shares

All shares issued upon exercise of a Warrant will be sold at a purchase price of $16.00 per share. The number of shares of Common Stock which may be purchased upon the exercise of a Warrant will be determined by dividing the number of shares held by the warrantholder as of the Record Date by 400 and rounding up to the nearest whole number. No fractional shares will be issued upon exercise of the Warrants.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that held shares of our Common Stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you were the nominee of the Warrant Offering as soon as possible to learn their intentions with respect to exercising their rights under the Warrants. You should obtain instructions from the beneficial owners of our Common Stock. If a beneficial owner of our Common Stock so instructs, you should complete the notice of exercise and submit it to the warrant agent with the proper payment by the Warrant’s expiration date. You may exercise the number of Warrants to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our Common Stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the warrant agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your Warrant Offering materials. If you did not receive this form, you should contact the Company to request a copy.

Beneficial Owners

If you were a beneficial owner of shares of our Common Stock as of the Record Date and will receive your Warrant through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the Warrant Offering. If you wish to exercise your Warrant, you will need to have your nominee act for you, as described above. To indicate your decision with respect to the exercise of your Warrant, you should follow the instructions of your nominee. If you wish instead to obtain a separate Warrant, you should contact your nominee as soon as possible and request that a Warrant be issued to you. You should contact your nominee if you do not receive notice of the Warrant Offering, but you believe you are entitled to participate in the Warrant Offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before 5:00 p.m., Eastern Time, on July 27, 2012, the expiration date.

Non-Transferability of Warrants

The Warrant granted to you is non-transferable and, therefore, you may not sell, transfer or assign your Warrant to anyone. The Warrant will not be listed for trading on the NASDAQ Capital Market or any other stock exchange or market. The shares of our Common Stock issuable upon exercise of the Warrants will be listed on the NASDAQ Capital Market.

Validity of Warrants

We will resolve all questions regarding the validity and form of the exercise of your Warrant, including time of receipt and eligibility to participate in the Warrant Offering. Our determination will be final and binding. Once made, exercises of Warrants and instructions in connection with such exercise are irrevocable, and we will not accept any alternative, conditional or contingent exercises or directions. We reserve the absolute right to reject any exercises or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with the exercise of your Warrant before the Warrant expires, unless we waive them in our sole discretion. Neither we nor the warrant agent is under any duty to notify you or your representative of defects in your exercise of the Warrant. An exercise will be considered accepted only when the warrant agent receives a properly completed and duly executed notice of exercise and any other required documents and the full purchase price payment including final clearance of any uncertified check. Our interpretations of the terms and conditions of the Warrant Offering will be final and binding.

Shareholder Rights

You will have no rights as a holder of the shares of our Common Stock you purchase upon exercise of a Warrant until certificates representing the shares of our Common Stock are issued to you or until your account at your nominee is credited with the shares of our Common Stock purchased upon exercise of a Warrant.

No Revocation or Change

Once you submit the notice of exercise or have instructed your nominee to exercise the Warrant on your behalf, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of the Warrants are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your Warrant unless you are certain that you wish to purchase shares at the exercise price.

Fees and Expenses

We will pay all fees charged by the warrant agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the Warrants.

U.S. Federal Income Tax Treatment of Warrant Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these Warrants to purchase our shares for the reasons described below in “Material U.S. Federal Income Tax Consequences” on page S-34.

No Recommendation to Warrantholders

Our Board of Directors is not making a recommendation regarding your exercise of the Warrants. Shareholders who exercise Warrants risk investment loss on money invested. The market price for our Common Stock may decline to a price that is less than the exercise price and, if you purchase shares at the exercise price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this Warrant Offering. Please see “Risk Factors” on page S-15 for a discussion of some of the risks involved in investing in our Common Stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of the Warrants acquired in the Warrant Offering and the ownership of shares of Common Stock received upon exercise of the Warrants.

General

This discussion addresses only certain aspects of U.S. federal income taxation. You should consult your own tax advisor regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the Warrants acquired in the Warrant Offering and the ownership of shares of Common Stock received upon exercise of the Warrants.

The following discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, regulations promulgated by the Treasury thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

Who is a U.S. Holder?

You are a U.S. holder if you are a beneficial owner of Warrants or shares of Common Stock and you are (i) an individual citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust (1) if it is subject to the primary supervision of a court within the U.S. and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

This discussion applies only to U.S. holders who acquire the Warrants in the Warrant Offering. Further, this discussion assumes that the Warrants and any shares of Common Stock issued upon exercise of the Warrants will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation: banks, insurance companies or other financial institutions; regulated investment companies; real estate investment trusts; dealers in securities or commodities; traders in securities that elect to use a mark-to-market method of accounting for securities holdings; tax-exempt organizations; persons liable for alternative minimum tax; persons that hold shares of Common Stock as part of a straddle or a hedging or conversion transaction; partnerships or other entities treated as partnerships for U.S. federal income tax purposes; or persons whose “functional currency” is not the U.S. dollar.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the Warrants or holds shares of Common Stock received upon exercise of the Warrants, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the U.S. federal income tax consequences of the receipt and ownership of the Warrants or the ownership of shares of Common Stock received upon exercise of the Warrants.

Taxation of Warrants

Receipt of Warrants

Your receipt of Warrants in the Warrant Offering should be treated as a nontaxable distribution for U.S. federal income tax purposes. The discussion below assumes that the receipt of Warrants will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Warrants

Your tax basis of the Warrants for U.S. federal income tax purposes will depend on the fair market value of the Warrants you receive and the fair market value of your existing shares of Common Stock on the date you receive the Warrants.

If the fair market value of the Warrants you receive is 15% or more of the fair market value of your existing shares of Common Stock on the date you receive the Warrants, then you must allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the Warrants you receive in proportion to their respective fair market values determined on the date you receive the Warrants.

If the fair market value of the Warrants you receive is less than 15% of the fair market value of your existing shares of Common Stock on the date you receive the Warrants, the Warrants will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the Warrants you receive in proportion to their respective fair market values determined on the date you receive the Warrants. If you choose to allocate the tax basis between your existing shares of Common Stock and the Warrants, you must make this election on a statement included with your U.S. federal income tax return for the taxable year in which you receive the Warrants. Such an election is irrevocable.

The fair market value of the Warrants on the date the Warrants are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Warrants on that date. In determining the fair market value of the Warrants, you should consider all relevant facts and circumstances, including any difference between the exercise price of the Warrants and the trading price of our Common Stock on the date that the Warrants are distributed, the length of the period during which the Warrants may be exercised and the fact that the Warrants are non-transferable.

Your holding period of the Warrants will include your holding period of the shares of Common Stock with respect to which the Warrants were distributed.

Exercise of Warrants

You generally will not recognize gain or loss upon exercise of the Warrants. The tax basis of the shares of Common Stock you receive upon exercise of the Warrants generally will equal the sum of (i) the exercise price and (ii) the tax basis, if any, of the Warrants as determined above. Your holding period of the shares of Common Stock you receive upon exercise of the Warrants will begin on the date the Warrants are exercised.

Expiration of Warrants

If you do not exercise the Warrants, you should not recognize a capital loss for U.S. federal income tax purposes and any portion of the tax basis of your existing shares of Common Stock previously allocated to the Warrants not exercised will be re-allocated to the existing Common Stock.

Taxation of Common Stock

Distributions

Distributions with respect to shares of Common Stock acquired upon exercise of Warrants will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in the shares of Common Stock and thereafter as capital gain. If you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

Subject to certain exceptions for short-term and hedged positions and other holding period requirements, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the shares of Common Stock in taxable years beginning before January 1, 2013 are generally taxed at a maximum rate of 15%. The reduced tax rate for “qualified dividend income” is scheduled to expire for taxable years beginning after December 31, 2012, at which time the rate will revert back to ordinary income rates previously in effect and applicable to dividends unless the Code is amended to provide for a different rate. Subject to similar exceptions for short-term and hedged positions, distributions on the shares of Common Stock constituting dividend income paid to holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

Dispositions

If you sell or otherwise dispose of the shares Common Stock, you generally will recognize capital gain or loss equal to the difference between the amount you realize and your adjusted tax basis in the shares of Common Stock. Capital gain or loss will be long-term capital gain or loss if your holding period for the shares of Common Stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including an individual, that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15%. The deductibility of net capital losses is subject to limitations.

Medicare Tax

In addition to any other taxes that apply, for taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” (or, in the case of a U.S. holder that is an estate or trust, the U.S. holder’s “undistributed net investment income”) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally will include its dividend income and its net gains from the disposition of the shares of Common Stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Warrants and shares of Common Stock.

Information Reporting and Backup Withholding

In general, if you are a non-corporate U.S. holder, dividend payments, or other taxable distributions, made on your shares of Common Stock, as well as the payment of the proceeds from the sale or redemption of your shares of Common Stock that are made within the U.S., will be subject to information reporting requirements. Additionally, backup withholding generally will apply to such payments if you are a non-corporate U.S. holder and you: (i) fail to provide an accurate taxpayer identification number; (ii) are notified by the IRS that you have failed to report all interest or dividends required to be shown on your U.S. federal income tax returns; or (iii) in certain circumstances, fail to comply with applicable certification requirements.

If you sell your outside the U.S. through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to you outside the U.S., then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting will apply to a payment of sales proceeds, even if that payment is made outside the U.S., if you sell your shares of Common Stock through a non-U.S. office of a broker that is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person. You generally may obtain a refund of any amounts withheld under the U.S. backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS and providing the required information in a timely manner.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Parker Poe Adams & Bernstein LLP, our counsel, will pass upon the validity of the Common Stock to be issued by us through this prospectus supplement.

PROSPECTUS

$60,000,000

Common Stock

Warrants

Rights

We may offer and sell from time to time in one or more offerings, up to $60,000,000 of shares of common stock, warrants, and rights (collectively, the “securities”) of FNB United Corp. (“FNB”).

Our common stock is traded on The Nasdaq Capital Market, or Nasdaq, under the symbol “FNBN.” The closing sales price of our common stock on the Nasdaq Stock Market on May 14, 2012 was $17.34 per share. You are urged to obtain current market quotations for our common stock.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Information Incorporated by Reference” before you make your investment decision.

We may sell the securities to underwriters or dealers, through agents, or directly to investors, or through a combination of these methods. We will set forth the names of any underwriters or agents in the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. See the section “Risk Factors” on page 7 of this prospectus, as well as in any supplements to this prospectus.

The FNB securities offered in this prospectus are not savings or deposit accounts or other obligations of any of our bank or non-bank subsidiaries, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the “SEC.” Under this shelf registration statement, we may issue and sell to the public, either separately or together, any part or all of the securities described in the registration statement, at any time and from time to time, in one or more public offerings, up to an aggregate amount of $60,000,000 of our common stock, warrants or rights. We may also issue common stock upon exercise of the warrants.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information,” and “Information Incorporated by Reference.” If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

We may sell the securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. See “Plan of Distribution” below. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus. No person has been authorized to give any information or to make any representations other than those contained or incorporated in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to sell or to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.

Unless specifically noted otherwise in this prospectus, references to “FNB,” “we,” “us,” and “our” are to FNB United Corp., a North Carolina corporation, and its subsidiaries, except that such terms refer to FNB United Corp. only and not to its subsidiaries in the sections entitled “Description of Common Stock,” “Description of Warrants,” and “Description of Rights.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated herein by reference, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other financial, business or strategic matters regarding or affecting FNB that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” These statements are not historical facts, but instead represent our current expectations, plans or forecasts and are based on the beliefs and assumptions of management and the information available to management at the time that these disclosures were prepared.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements and future results could differ materially from our historical performance.

The following factors, among others, could cause our future results to differ materially from the plans, objectives, goals, expectations, anticipations, estimates and intentions expressed in the forward-looking statements:

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, the shape of the yield curve and interest rate sensitivity;

•	a prolonged period of low interest rates;

•	continued and increased credit losses and material changes in the quality of our loan portfolio;

•	continued decline in the value of our other real estate owned, or OREO;

•	financial resources in the amount, at the times and on the terms required to support our future business;

•	increased competitive pressures in the banking industry or in FNB’s markets;

•	less favorable general economic conditions, either nationally or regionally, resulting in, among other things, a reduced demand for credit or other services;

•	continued deterioration in the housing markets and reduced demand for mortgages;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, or the Federal Reserve;

•

the outcome of legislation and regulation affecting the financial services industry, including FNB, including the effects underway as a result of the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	changes in accounting principles and standards;

•	adverse changes in financial performance or condition of FNB’s borrowers, which could affect repayment of such borrowers’ outstanding loans;

•	containing costs and expenses;

•	increasing price and product/service competition by competitors;

•	rapid technological development and changes;

•	the effect of any mergers, acquisitions or other transactions to which we or our subsidiary may from time to time be a party;

•	FNB’s failure of assumptions underlying the establishment of our allowance for loan losses; and

•	FNB’s success at managing the risks involved in the foregoing.

Additional factors that may affect our results are discussed in our Annual Report on Form 10-K under “Item 1A, Risk Factors” or may be contained in our Quarterly Reports on Form 10-Q under headings such as “Risk Factors,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” or in our Current Reports on Form 8-K, among other places. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making your investment decision.

Company Overview

We are a bank holding company with two bank subsidiaries: CommunityOne Bank, N.A. (“CommunityOne”), a national banking association headquartered in Asheboro, North Carolina and, through Bank of Granite Corporation (“Granite”), Bank of Granite, a state chartered bank headquartered in Granite Falls, North Carolina. As of March 31, 2012, CommunityOne had 45 branches, $892.9 million in loans and $1.44 billion in deposits. As of March 31, 2012, Granite had 18 branches, $352.9 million in loans and $682.4 million in deposits.

Through our bank subsidiaries, we offer a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, investment management and trust services, to individual and business customers through operations located in Alamance, Alexander, Ashe, Burke, Caldwell, Catawba, Chatham, Gaston, Guilford, Iredell, Mecklenburg, Montgomery, Moore, Orange, Randolph, Richmond, Rowan, Scotland, Watauga and Wilkes counties in North Carolina. CommunityOne owns three subsidiaries: Dover Mortgage Company, (“Dover”); First National Investor Services, Inc.; and Premier Investment Services, Inc., (“Premier”). Dover previously engaged in the business of originating, underwriting and closing mortgage loans for sale in the secondary market. Dover ceased operations in the first quarter of 2011 and filed for Chapter 11 bankruptcy on February 15, 2012. First National Investor Services, Inc. holds deeds of trust for CommunityOne. Premier is inactive. Through Granite, we also own Granite Mortgage, Inc., which ceased mortgage operations in 2009 and filed for Chapter 11 bankruptcy on February 15, 2012. FNB also owns FNB United Statutory Trust I, FNB United Statutory Trust II, and Catawba Valley Capital Trust II, which were formed to facilitate the issuance of trust preferred securities.

Our common stock is traded on The Nasdaq Capital Market under the ticker symbol “FNBN.” Our principal executive offices are located at 150 South Fayetteville Street, Asheboro, North Carolina, 27203 and our telephone number is (336) 626-8300. Our internet address is http://www.myyesbank.com. The information contained on our web site is not part of this prospectus.

Recent Developments

Reverse Stock Split

On October 31, 2011, we effected a one-for-one hundred reverse stock split of our common stock, or the Reverse Stock Split, for which shareholder approval was obtained on October 19, 2011. The Reverse Stock Split was effective as of the close of business on October 31, 2011 in accordance with the filing of Articles of Amendment to our Articles of Incorporation with the Secretary of State of North Carolina. All share numbers and per share prices in this prospectus reflect the Reverse Stock Split, unless otherwise indicated.

The Recapitalization

On October 21, 2011, we completed the following transactions as part of our recapitalization, or the Recapitalization, in connection with the acquisition of Granite:

•	a capital raise of $310 million in a private placement, or the Private Placement, at a price of $16.00 per share (the per-share price taking into effect the Reverse Stock Split), with investments from

(1) affiliates of each of The Carlyle Group, or Carlyle, and Oak Hill Capital Partners, or Oak Hill Capital and, together with Carlyle, referred to in this prospectus as the Anchor Investors, pursuant to investment agreements with each of the Anchor Investors, or collectively, the Investment Agreements, and (2) various other investors, including certain of our directors and officers, or the Additional Investors and, together with the Anchor Investors, the Investors, pursuant to subscription agreements, or the Subscription Agreements, with each of such Additional Investors;

•

concurrently with the Private Placement, (1) the exchange of 51,500 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A par value $10.00 per share and liquidation preference $1,000 per share, held by the United States Department of the Treasury, or Treasury, and all accrued and unpaid dividends thereon, for an aggregate of 1,085,554 shares of our common stock, pursuant to an agreement between FNB and Treasury, and (2) the amendment of the warrant, or the Amended TARP Warrant, issued to Treasury to purchase 22,072 shares of our common stock at an exercise price of $16.00 per share; and

•

the settlement by CommunityOne of the $2.5 million aggregate principal amount of subordinated debt outstanding and held by SunTrust Bank for cash in the amount equal to the sum of 35% of the principal amount thereof plus 100% of the unpaid and accrued interest thereon as of the closing date, and the repurchase by CommunityOne from SunTrust Bank of the shares of nonvoting, nonconvertible, nonredeemable cumulative preferred stock of CommunityOne held by SunTrust Bank and having an aggregate liquidation preference of $12.5 million for cash in an amount equal to the sum of 25% of the aggregate liquidation preference plus 100% of the unpaid and accrued dividends thereon as of the closing date.

The Merger

In connection with the Recapitalization, on October 21, 2011, we consummated the acquisition of Granite. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of April 26, 2011 (as amended, the Merger Agreement), by and among FNB, Gamma Merger Corporation, a Delaware corporation and a wholly owned subsidiary of FNB, or Merger Sub, and Granite, Merger Sub merged with and into Granite, with Granite continuing as the surviving corporation and as a wholly owned subsidiary of FNB. This transaction is referred to in this prospectus as the Merger.

Upon the closing of the Merger, each outstanding share of Granite common stock, par value $1.00 per share, other than shares held by FNB, Granite or any of their respective wholly owned subsidiaries and other than shares owned in a fiduciary capacity or as a result of debts previously contracted, was converted, on a pre-reverse stock split basis, into the right to receive 3.375 shares of FNB’s common stock. As a result of the Merger and as a result of the Reverse Stock Split, FNB issued approximately 521,595 shares of its common stock to Granite stockholders, in the aggregate.

Warrant Offering

We intend to distribute, during fiscal year 2012, to each holder of record of our common stock as of the close of business on October 20, 2011, or the business day immediately preceding the closing date of the Merger, non-transferable warrants to purchase common stock from FNB. As a result of the Reverse Stock Split, each shareholder will receive a warrant to purchase one share of our common stock for every 400 shares of common stock held as of October 20, 2011, at an exercise price of $16.00 per share. Further terms regarding the warrant offering will be set forth in an applicable prospectus supplement.

New Board of Directors and Executive Officers

Immediately following the consummation of the Recapitalization and the Merger, nine members of the Board of Directors resigned. H. Ray McKenney, Jr. and R. Reynolds Neely, Jr., remained on the Board of

Directors following the Recapitalization and Merger. Boyd C. Wilson, Jr., formerly a director of Granite Corp.; John Bresnan, a Managing Director of Carlyle; Scott B. Kauffman, a Principal of Oak Hill Capital, Brian E. Simpson, Robert L. Reid, Austin A. Adams, Jerry R. Licari, J. Chandler Martin and Louis A. “Jerry” Schmitt were appointed to the Board of Directors. Each of the newly appointed directors will serve until their election at the next appropriate annual meeting of shareholders and until any of their successors are duly elected and qualified, or until each such individual’s earlier death, resignation or removal.

Additionally, the following individuals were appointed as the executive officers of FNB upon the completion of the Recapitalization and the Merger: Brian E. Simpson, Chief Executive Officer; Robert L. Reid, President; and David L. Nielsen, Chief Financial Officer. Additionally, our new senior management team includes David C. Lavoie as Chief Risk Officer, Gregory P. Murphy as Chief Workout Officer, and Angus M. McBryde III as Treasurer.

The Securities We May Offer

We may use this prospectus to offer common stock, warrants and rights. A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in the section entitled “Risk Factors” in any prospectus supplement as well as in the section entitled “Item 1.A “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and in our updates to those “Risk Factors” contained in our Quarterly Reports on Form 10-Q, as well as other information in this prospectus, any accompanying prospectus supplement, and any other documents or reports incorporated by reference herein, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes.

General corporate purposes may include repayment of debt or the interest payment thereon, capital expenditures, possible acquisitions, investments in our subsidiary banks, and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose. We cannot predict whether the proceeds invested will yield a favorable return.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the change in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution or accretion from the public offering price which will be absorbed by such purchases.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus separately or together through any of the following methods:

•	directly to investors, stockholders or purchasers;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	through a combination of any of these methods of sale.

Securities may also be issued upon exercise of warrants or as a dividend or distribution. We may issue to the holders of our common stock on a pro rata basis for no consideration, subscription rights to purchase securities, which rights may or may not be transferable. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities in the applicable prospectus supplement.

Direct Sales and Sales through Agents

We may directly solicit offers to purchase the securities offered by this prospectus. Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of his or her appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act of 1933.

Sales Through Underwriters or Dealers

If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the applicable prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. The maximum underwriting compensation for any offering under the registration statement to which this prospectus relates may not exceed 8% of the offering proceeds. Underwriters and others participating in any offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. We will describe any of these activities in the applicable prospectus supplement.

If a dealer is used in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. The applicable prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process.

Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect of these liabilities. The applicable prospectus supplement will describe the terms and conditions of indemnification or contribution.

Delayed Delivery Contracts

We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the applicable prospectus supplement. The applicable prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

•	that the institution’s purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

•	that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

“At the Market” Offerings

We may from time to time engage one or more firms to act as our agent for one or more offerings of our securities. We sometimes refer to this agent as our “offering agent.” If we reach agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, then the offering agent will try to sell such securities on the agreed terms. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant offering agents may agree to solicit offers to purchase, blocks of our common stock or other securities.

The offering agent could make sales in privately negotiated transactions or using any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, including sales made directly on Nasdaq, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 with respect to any sales effected through an “at the market” offering.

Market Making, Stabilization and Other Transactions

To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of these activities at any time.

To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, any underwriters who are qualified market makers on Nasdaq may engage in passive market making transactions in the securities on Nasdaq during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

REGULATORY CONSIDERATIONS

FNB is registered as a bank holding company and is subject to regulation by, and the supervision of, the Federal Reserve under the Bank Holding Company Act of 1956, as amended. The Federal Reserve has supervisory and enforcement authority over FNB and its non-bank subsidiaries. CommunityOne is regulated and supervised by the Office of the Comptroller of the Currency, or the OCC. Bank of Granite is a state-chartered bank regulated by the North Carolina Commissioner of Banks and the Federal Deposit Insurance Corporation, or the FDIC. The deposits of both banks are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulatory authority may require, after notice and hearing, that the bank cease and desist from such practice. Depending on the financial condition of the bank, the applicable regulatory authority might deem the bank to be engaged in an unsafe or unsound practice if the bank were to pay dividends. The Federal Reserve has issued policy statements that provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings.

Depository institutions, such as CommunityOne and Bank of Granite, also are affected by various federal and state laws, including those relating to consumer protection and similar matters. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, and the terms of the consent orders under which CommunityOne and Bank of Granite are subject, please refer to the Item 1“Business,” in our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and to the subsequent reports we have filed with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund and is not for the protection of security holders.

Dividends from CommunityOne and Bank of Granite are the primary source of funds for payment of dividends to FNB’s shareholders. FNB is subject to a written agreement with the Federal Reserve Bank of Richmond pursuant to which FNB agreed that it would not, without prior written approval of the Federal Reserve Bank of Richmond, declare or pay any dividends or take dividends or any other form of payment representing a reduction in capital from CommunityOne. The written agreement has also been interpreted to prohibit FNB from taking dividends from Bank of Granite.

As a national bank, CommunityOne is subject to restrictions on the amount of dividends it may pay to FNB. Unless a national bank receives prior approval from the OCC, the bank may not declare a dividend if the total amount of all dividends (common and preferred), including the proposed dividend, declared by the bank in any current year exceeds the total of the bank’s net income for the current year to date, combined with its retained net income for the preceding two years, less the sum of any transfers required by the OCC and any transfers required to be made to a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend if the bank would be undercapitalized after the dividend payment is made. CommunityOne also is subject to a Consent Order with the OCC, which prohibits CommunityOne from paying dividends unless CommunityOne obtains the prior written determination of no supervisory objection from the OCC.

As a North Carolina-chartered commercial bank, Bank of Granite is subject to restrictions in the North Carolina banking law on the amount of dividends it may pay to FNB. In accordance with that law, dividends may not be paid by Bank of Granite unless its capital surplus is at least 50% of its paid-in capital. Bank of Granite is also subject to an Order to Cease and Desist by the FDIC and the North Carolina Commissioner of Banks, which prohibits Bank of Granite from paying cash dividends without the prior written consent of the FDIC and the North Carolina Commissioner of Banks.

DESCRIPTION OF THE SECURITIES

This prospectus contains a summary of the common stock, warrants and rights that we may offer from time to time. The following summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security. You should read these documents as well as the documents filed as exhibits to or incorporated by reference to this registration statement. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock currently consists of 2,500,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of April 30, 2012, there were 21,102,082 shares of common stock outstanding and no shares of preferred stock outstanding. On October 31, 2011, we effected the Reverse Stock Split.

Our board of directors has also designated and reserved for issuance pursuant to the exercise of rights under FNB’s Tax Benefits Preservation Plan 250,000 shares of its Junior Participating Preferred Stock, Series B, or the FNB Series B Preferred Stock. As of April 30, 2012, no shares of FNB Series B Preferred Stock were outstanding.

Treasury holds the Amended TARP Warrant, which is a ten-year warrant and entitles the Treasury to purchase up to 22,072 shares of our common stock at a price of $16.00 per share. It is subject to certain anti-dilution and other adjustments. In addition, as of April 30, 2012, an aggregate of 8,243 shares of our common stock were reserved for issuance upon conversion or exercise of outstanding stock options and awards, which includes shares of common stock reserved for issuance in connection with the assumption of all outstanding Granite stock options in connection with the Merger.

Because we are a holding company, the rights of FNB to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of our shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that FNB itself may be a creditor of that subsidiary with recognized claims. Claims on FNB’s subsidiaries by creditors other than FNB will include substantial obligations with respect to deposit liabilities and purchased funds.

The holders of our common stock are entitled to share ratably in dividends when and if declared by the board of directors from funds legally available for the dividends. In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our common stock will be entitled to share ratably in any of our assets or funds that are available for distribution to our shareholders after the satisfaction of our liabilities (or after adequate provision is made therefor) and after preferences of any outstanding FNB preferred stock. Our common stock is neither redeemable nor convertible into another security of FNB.

Each holder of our common stock has one vote for each share held on matters presented for consideration by the shareholders. Holders of common stock do not have cumulative voting rights. Our board of directors is classified into three classes, so that shareholders elect only one-third of our board of directors each year.

Generally, the holders of our common stock have no preemptive rights to acquire any additional shares of our common stock, except with respect to the shares issued to certain Investors as described below. Our common stock is listed on The Nasdaq Capital Market, which requires shareholder approval of the issuance of additional shares of common stock under certain circumstances.

Our articles of incorporation and bylaws contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our articles of incorporation and bylaws:

•	classify our board of directors into three classes, so that shareholders elect only one-third of our board of directors each year;

•	permit our board of directors to issue, without shareholder approval unless otherwise required by law, voting preferred stock with such terms as our board of directors may determine; and

•

require the affirmative vote of the holders of at least 75% of our voting shares to approve major corporate transactions unless the transaction is approved by three-fourths of our “disinterested” directors.

In addition, we adopted a Tax Benefits Preservation Plan, which provides an economic disincentive for any one person or group to become a 5% shareholder and for any existing 5% shareholder to acquire more than a specified amount of additional shares.

Common Stock Issued in the Private Placement

Pursuant to the Investment Agreements and the Subscription Agreements, the Anchor Investors and the Additional Investors (except for the directors and officers who purchased shares in the Private Placement) in the Private Placement are entitled to certain rights and are subject to certain obligations with respect to our common stock they hold to which our other shareholders are not entitled or subject.

For so long after the closing date of the Merger and Recapitalization as an Anchor Investor owns, together with its affiliates, at least 5% of the outstanding shares of our common stock, the Investment Agreements require us to:

•

nominate and recommend to our shareholders the election of such Anchor Investor’s designated director to the FNB board of directors at our annual meetings of shareholders and use reasonable best efforts to have such designees elected as directors by our shareholders;

•	elect or appoint the directors designated by the Anchor Investor to serve on the boards of directors of CommunityOne and Bank of Granite;

•	appoint the directors designated by the Anchor Investor to certain committees of each of the FNB, CommunityOne and Bank of Granite boards of directors, as identified by the Anchor Investor; and

•	invite a designee of the Anchor Investor to attend meetings of the FNB, CommunityOne and Bank of Granite boards of directors in a nonvoting, observer capacity.

Until the date that an Anchor Investor no longer owns, together with its affiliates, either all shares purchased by the Anchor Investor under the applicable Investment Agreement or at least 1.5% of the outstanding shares of our common stock, the Investment Agreements require us to provide the Anchor Investor with preemptive rights with respect to public or private offerings of our equity securities, or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component, to enable the Anchor Investor to maintain its percentage interest of our common stock beneficially owned, with certain specified exceptions generally applicable to issuances of equity securities not related to a capital raising event.

The Investment Agreements require us to prepare and file with the SEC as soon as practicable (but not later than 15 days) after the transfer restrictions discussed below expire a shelf registration statement covering the resale of all of the shares of our common stock purchased under the Investment Agreements (and equity securities issued with respect to such shares). The Investment Agreements also provide the Anchor Investors with demand registration rights applicable at any time the shelf registration statement discussed above is not existing and effective. In addition, the Investment Agreements provide the anchor investors with “piggyback” registration rights, or the right to include their shares of FNB common stock in a registration statement that we propose to file to register its securities, whether or not for its own account.

The Investment Agreements generally restrict each Anchor Investor from selling or otherwise transferring or disposing of the shares purchased under the Investment Agreements until the earliest to occur of the following:

•	the nine-month anniversary of the closing date, or July 21, 2012;

•	the date on which the Anchor Investor and its affiliates own less than 5% of the outstanding shares of our common stock;

•	the commencement of a bona fide tender offer or exchange offer that, if completed, would result in a change of control of FNB;

•	the public announcement by FNB that we are “for sale” in a transaction that would result in a change of control; and

•	the execution by FNB of a definitive agreement which, if consummated, would result in a change of control of FNB.

The Subscription Agreements executed by the Additional Investors (other than the directors and officers) include the same preemptive rights granted to the Anchor Investors, but the Additional Investors do not have demand registration rights, governance rights or the transfer restrictions described above. The Additional Investors who purchased shares of our common stock in the Private Placement and who are directors and officers do not have preemptive rights, governance rights or registration rights. However, because the common stock issued to all of the Additional Investors are restricted securities, they can be sold only pursuant to an effective registration statement or an exemption therefrom. A resale registration statement covering the shares issued to the Additional Investors was declared effective by the SEC on January 27, 2012.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock. Warrants may be issued independently or together with the shares of common stock offered by any prospectus supplement to this prospectus and may be attached to or separate from such shares. Further terms of the warrants will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the designation, terms and number of shares of common stock purchasable upon exercise of such warrants;

•	the designation and terms of the shares of common stock with which such warrants are issued and the number of such warrants issued with such shares;

•	the date on and after which such warrants and the related common stock will be separately transferable, including any limitations on ownership and transfer of such warrants;

•	the price at which each share of common stock purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax consequences; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

The complete terms of the rights will be contained in the rights agreements we enter into with rights agents. These documents will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the rights agreements and any related documents. You also should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the rights to purchase common stock or other securities that we may offer to shareholders using this prospectus. Additional terms of the rights will be stated in the applicable prospectus supplement. The following description and any description of the rights in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the rights.

Rights may be issued independently or together with any other security and may or may not be transferable. As part of any rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue rights, each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. Additional terms of the rights will be stated in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights. The rights agreements and rights certificates will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in the registration statement. See “Where You Can Find Additional Information” for information on how to obtain copies of the rights agreements and rights certificates.

The prospectus supplement relating to any rights we offer will describe the specific terms of the offering and the rights, including the record date for shareholders entitled to the rights distribution, the number of rights issued and the number of shares of common stock or other securities, including warrants, that may be purchased upon exercise of the rights, the exercise price of the rights, the date on which the rights will become effective and the date on which the rights will expire, and any applicable U.S. federal income tax considerations.

In general, a right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to shareholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for shareholders entitled to receive the rights;

•	the number of shares of common stock or other securities that may be purchased upon exercise of each right;

•	the exercise price of the rights;

•	whether the rights are transferable;

•	the period during which the rights may be exercised and when they will expire;

•	the steps required to exercise the rights;

•	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;

•

whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement;

•	our ability to withdraw or terminate the rights offering; and

•	any material U.S. federal income tax consequences.

Prior to the exercise of a holder’s rights, the holder will not have any of the rights of holders of the securities issuable upon the exercise of the rights and will not be entitled to, among other things, vote or receive dividend payments or other distributions on the securities purchasable upon exercise.

OTHER INFORMATION

We adopted ASU 2011-5, Comprehensive Income, as of January 1, 2012, which required a separate statement of Comprehensive Income that follows the Statement of Operations. As this standard requires retrospective application, we are including the impact of the adoption of this accounting principle below to reflect retrospective application for each of the years for the three-year period ended December 31, 2011, as those financial statements are incorporated by reference into this Registration Statement.

Consolidated Statements of Comprehensive Income/(Loss)

(dollars in thousands)	Three months ended March 31,		For the Year Ended December 31,
	2012	2011	2011	2010	2009
Net loss	$(10,859)	$(43,708)	$(137,314)	$(131,827)	$(101,696)
Other comprehensive income/(loss):
Unrealized holdings gains/(loss) arising during the period on available-for-sale securities	1,158	(261)	(5,029)	1,320	5,255
Unrealized holdings gains/(loss) on securities for which credit-related portion was recognized in net realized investment gain/(loss)	—	—	—	—	4,207
Unrealized holdings gains/(loss) arising during the period on reclassifying held-to-maturity securities to available-for sale securities	—	—	—	2,936	—
Tax effect	(456)	103	1,424	(1,205)	(2,679)

Unrealized holdings gains/(loss) arising during the period on available-for-sale securities, net of tax	702	(158)	(3,605)	3,051	6,783

Reclassification adjustment for loss/(gains) on available-for-sale securities included in net income	46	(13)	6,159	(8,985)	(4,949)
Tax effect	(18)	5	(1,744)	2,544	1,401

Reclassification adjustment for loss/(gains) on available-for-sale securities included in net income, net of tax	28	(8)	4,415	(6,441)	(3,548)

Interest rate swap	—	—	—	347	71
Pension and post retirement liability	—	—	(1,518)	778	(91)
Tax effect	—	—	430	(319)	6

	—	—	(1,088)	807	(14)

Other comprehensive income/(loss), net of tax:	730	(166)	(278)	(2,583)	3,221

Comprehensive loss	$(10,129)	$(43,874)	$(137,592)	$(134,410)	$(98,475)

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities being offered hereby will be passed upon for us by the law firm of Parker Poe Adams & Bernstein LLP. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 30, 2012, as amended on April 11, 2012;

•	our Proxy Statement for the 2012 Annual Meeting of shareholders, filed with the SEC on April 30, 2012;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 15, 2012; and

•

the description of our common stock contained in our Registration Statement on Form S-1 filed on November 18, 2011, including any amendment or report filed for the purpose of updating such description.

Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

Our filings are available on our website, http://www.myyesbank.com. Information contained in or linked to our website is not a part of this prospectus. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus. Requests may be made by contacting:

FNB United Corp.

Attention: Pam Cranford, Investor Relations

150 South Fayetteville Street

Asheboro, NC 27203

(336) 626-8300

InvestorRelations@myyesbank.com

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC’s website at http://www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically. In addition, our filings are available on our website at http://www.myyesbank.com. The information set forth on our website is not part of this prospectus.